UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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☐	Soliciting Material Pursuant to § 240.14a–12

HORIZON BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 17, 2025

Dear Shareholder:

You are cordially invited to attend the 2025 Annual Meeting of Shareholders of Horizon Bancorp, Inc. to be held virtually on Thursday, May 1, 2025, at 10:00 a.m. Central Daylight Time. You may attend by visiting www.meetnow.global/MHU74DS, where you will be able to listen to the meeting live, submit questions, and vote online during the meeting. You will be asked to enter the 15-digit control number on the Proxy Card or Notice of Internet Availability of Proxy Materials. To ensure that a quorum will be represented at the meeting, we encourage you to vote promptly using one of the methods described in the Proxy Statement. Voting early will not limit your right to attend the virtual meeting and vote electronically during the meeting.
As in recent years, we are furnishing proxy materials to our shareholders by posting the materials on the Internet. This Internet posting provides you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Our proxy materials are posted at www.investorvote.com/hbnc (and for street holders at www.edocumentview.com/hbnc). Our proxy materials are posted at www.investorvote.com/hbnc (and for street holders at www.edocumentview.com/hbnc). On March 18, 2025, we will mail a notice to our shareholders containing instructions on how to access our proxy materials online and on how to vote.
The Notice of Annual Meeting and the Proxy Statement cover the business to come before the meeting, which will be:
i.Election of directors;
ii.An advisory (non–binding) vote to approve executive compensation;
iii.Ratification of the independent registered public accounting firm; and
iiii.To transact such other business as may properly come before the meeting or any adjournment of the meeting.
We urge you to read these materials carefully.
The Annual Report for the year ending December 31, 2024 is posted on the Internet, and if you request printed versions of the proxy materials, a copy of the Annual Report will be enclosed with the Notice of Annual Meeting and Proxy Statement.
Thank you for your continued support of our company.

Thomas M. Prame	Craig M. Dwight

Chief Executive Officer & President	Chairman

HORIZON BANCORP, INC.
515 Franklin Street
Michigan City, Indiana 46360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 1, 2025

To Our Shareholders:

The Annual Meeting of Shareholders of Horizon Bancorp, Inc. (sometimes referred to as “Horizon,” “we” or “us”) will be held virtually at www.meetnow.global/MHU74DS on Thursday, May 1, 2025, 10:00 a.m. Central Daylight Time. To participate in the Annual Meeting, you will need the 15-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card or obtained in the manner prescribed by your nominee.
We encourage you to access the meeting prior to the start time to allow time for check in. If you experience technical difficulties during the check-in process or during the meeting, please contact Shareholder Services, Computershare Limited, at (888) 724-2416 in the U.S. and (781) 575-4223 for outside the U.S.
The Annual Meeting will be held for the following purposes:
1.Election of Directors: To elect three directors to serve three–year terms expiring in 2028.
1.Advisory Vote to Approve Executive Compensation: To vote on a non–binding, advisory proposal to approve the compensation of Horizon’s executive officers described in this Proxy Statement.
2.Ratification of Independent Registered Public Accounting Firm: To ratify the appointment of Forvis Mazars, LLP, as our independent registered public accounting firm for 2025.
3.Other Business: To transact such other business as may properly come before the meeting or any adjournment of the meeting.
You can vote at the virtual meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on February 28, 2025. There are several ways to vote, including online, by telephone, by regular mail with a proxy card or at the virtual meeting.
We urge you to read the Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment.
This Notice of Annual Meeting and Proxy Statement are posted on the Internet at www.investorvote.com/hbnc (and for street holders at www.edocumentview.com/hbnc) under “Proxy Information.” A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, also is posted on the Internet at www.sec.gov, and, if you request printed versions of the proxy materials, the Annual Report will be enclosed with this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors.
Todd A. Etzler, Secretary
March 17, 2025

As shareholders of Horizon, your vote is important. Whether or not you plan to attend the Annual Meeting virtually, it is important that your shares are represented. Please vote as soon as possible.

HORIZON BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 1, 2025

GENERAL INFORMATION

Information About the Meeting

Why are we holding a virtual meeting instead of a physical meeting?

We believe holding a virtual meeting expands access, improved communication, and cost savings. Accordingly, our 2025 Annual Meeting of Shareholders will be a virtual meeting. We hope that a virtual meeting will allow more shareholders to attend and participate in the meeting since geographic location is not a limitation. All a shareholder needs is Internet access and a browser in order to attend and participate.

We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit questions during the virtual annual meeting.

How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders, conducted exclusively by audio via the Internet. You are entitled to participate in the Annual Meeting only if you were a shareholder of Horizon as of the close of business on February 28, 2025 (the “Record Date”), or if you hold a valid proxy for a record shareholder. Horizon will not hold an in-person meeting.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MHU74DS and entering the 15-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

If, on the Record Date, you held your shares in your own name as reflected in the records of our transfer agent, Computershare, you may attend the virtual meeting without registering in advance. If, on the Record Date, you held your shares in “street name,” through an intermediary, such as a bank or broker, you must register in advance, using the instructions below, in order to attend the virtual meeting.

The online virtual Annual Meeting will begin promptly at 10:00 a.m. Central Daylight Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

How do I register to attend and vote at the Annual Meeting virtually, if my shares are held in street name on the Record Date?

If, on the Record Date, you held your shares in a “street name” through an intermediary, such as a bank or broker, you must register in advance in order to attend the virtual meeting. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of Horizon common stock you held as of the Record Date, along with your name and email address, to Computershare Limited (“Computershare”). Requests for registration must be labeled as “Legal Proxy” and be received no later than 9:00 a.m. Central Daylight Time, on April 25, 2025. You will then receive a confirmation of your registration, with a control number, by email from Computershare. Your control number will enable your access to the Annual Meeting via www.meetnow.global/MHU74DS. Please direct your requests for registration as follows:

By email:	Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By Mail:	Computershare Horizon Bancorp, Inc. Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

What can I do if I have technical difficulties during the check–in process or during the virtual Annual Meeting?

If you experience technical difficulties during the check-in process or during the meeting, please contact Shareholder Services, Computershare, at (800) 368-5948 in the U.S. and (781) 575-4223 for outside the U.S. The number for shareholders to contact if they have trouble accessing the virtual meeting is: 1-888-724-2416.

Information About Proxy Materials

Why am I receiving these proxy materials?

The Board of Directors of Horizon is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 1, 2025, at 10:00 a.m. Central Daylight Time. The meeting will be held virtually only, and Horizon will not hold an in-person meeting. Our Board of Directors has made these materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We plan to mail our Notice of Internet Availability of Proxy Materials to our shareholders on March 18, 2025.

What is included in these materials?

These materials include:

•Our Notice of Annual Meeting and Proxy Statement for the Annual Meeting; and
•Our Annual Report to Shareholders, which includes the Annual Report on Form 10–K for the year ended December 31, 2024 (where you can find our audited consolidated financial statements).

If you requested a paper copy of these materials by mail, we also included a proxy card.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). This approach results in a more efficient way to distribute our proxy materials and, more importantly, results in significant cost savings on printing and mailing for Horizon and we believe is more environmentally friendly. All shareholders receiving the Notice have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.

You also may choose to receive your future proxy materials by email by following the instructions in the Notice that was sent to you. Receiving materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you elect to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Items of Business

What will the shareholders vote on at the Annual Meeting?

Shareholders will vote on the following three proposals:

•The election of three directors to serve three–year terms;
•A non–binding advisory proposal on the compensation of Horizon’s executive officers as described in this Proxy Statement; and
•The ratification of the appointment of Forvis Mazars, LLP as Horizon’s independent registered public accounting firm for 2025.
Management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.

Voting Information

Who can vote at the Annual Meeting?

Shareholders of record of Horizon common shares as of the close of business on February 28, 2025, the Record Date, may vote at the Annual Meeting. On the Record Date, 44,012,566 Horizon common shares were outstanding. Each common share is entitled to one vote on each matter to be voted on at the Annual Meeting.

How do I vote my shares?

There are three ways to vote by proxy prior to the Annual Meeting:

•By Telephone:	Shareholders located in the United States, United States territories and Canada can vote by telephone by calling toll free 1–800–652–VOTE (8683) and following the instructions in the Notice;

•By Internet:	You can vote over the Internet at www.investorvote.com/hbnc by following the instructions in the Notice; or

•By Mail:	You can vote by signing, dating, and mailing the proxy card sent to you by mail if you have requested printed proxy materials.

We encourage you to vote over the Internet, by telephone, or by mailing the proxy card even if you plan to attend the virtual meeting.

All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter in accordance with the recommendations of the Board of Directors on Proposals 1, 2, and 3 as set forth in this Proxy Statement and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

Can I vote my shares electronically during the virtual meeting?

Yes. If you are a shareholder of record as of February 28, 2025, you may vote your shares electronically during the meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares electronically during the meeting. See above under “How do I register to attend and vote at the Annual Meeting virtually, if my shares are held in street name on the Record Date?”

Can I change my vote after I have voted by telephone, online or mailed my proxy card?

Yes. If you are the shareholder of record, you may change your vote by:

•granting a new proxy bearing a later date (which automatically revokes the earlier proxy);
•delivering written notice of revocation to Horizon’s Secretary (Todd A. Etzler, 515 Franklin Street, Michigan City, Indiana 46360);
•entering a new vote by telephone or on the Internet; or
•voting by virtual ballot at the virtual Annual Meeting.

What constitutes a quorum?

A majority of the outstanding common shares present or represented by proxy constitutes a quorum for the Annual Meeting. As of February 28, 2025, the Record Date, 44,012,566 common shares were issued and outstanding. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the Annual Meeting.

How many votes are required for the election of directors and other proposals?

The following votes will be required to approve the proposals:

•Proposal 1: Directors will be elected by a plurality of the votes cast, which means that the director nominees who receive the highest number of votes “for” their election are elected. Shareholders may vote “for” a director or “withhold” a vote or authority to vote. “Withhold” votes and broker non-votes (described below) are not considered votes cast for the foregoing purpose, and neither will have an effect on the election of the nominees. Under our recently adopted Director Resignation Policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes "for" such election is required to promptly tender his or her resignation to the Board, subject to acceptance by the Board. See “Election of Directors — Plurality Plus Voting for Directors; Director Resignation Policy” below.
•Proposal 2 and 3: The advisory vote to approve executive compensation (Proposal 2), and the ratification of the independent registered public accounting firm (Proposal 3) each requires that more votes are cast in favor of the proposal than are cast against the proposal. Shareholders may vote “for” or “against” this proposal or “abstain” from voting on this proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and neither will have an effect on the outcome.

What is a “broker non–vote”?

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine,” such as the ratification of an independent registered public accounting firm in Proposal 3. To avoid a broker non-vote of your shares on all other proposals, each of which proposals relates to a non-routine matter, you must provide voting instructions to your broker or other nominee.

Who pays the cost of this proxy solicitation?

Horizon pays the cost of soliciting proxies. In addition to sending the Notice of Internet Availability of Proxy Materials and requested proxy materials by mail, we may solicit proxies personally or by telephone, facsimile or electronic mail, by certain directors, officers, and employees of Horizon, Horizon Bank, and their subsidiaries, who will not be specially compensated for such solicitation.

Upon request, Horizon will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of the common shares.

PROPOSAL 1

Election of Directors

The first matter to be acted upon at the Annual Meeting is the election of directors. Horizon’s Board of Directors currently consists of eleven members. As required by Horizon’s current Articles of Incorporation, the Board is divided into three classes of equal or near-equal size and the members of one class of directors are elected to serve three-year terms at each Annual Meeting.

Director Qualifications

Horizon is a community bank that operates in a heavily regulated industry and relies on its Board of Directors for financial knowledge, business acumen, and thorough understanding of a bank’s relationship with its markets and customers. Horizon believes its Board should be composed of individuals with business or academic experience that will make a positive impact on its business. In addition, Horizon’s directors are expected to meet the standards outlined below. Horizon believes that all of its current Board members possess the professional and personal qualifications necessary for effective Board service, and Horizon has highlighted particularly noteworthy attributes for each Board member in the individual biographies below. In addition, several of Horizon’s Board members have numerous years of service on the Board and have served through multiple economic cycles. Horizon believes this experience has provided them with significant and valuable understanding of Horizon’s business, the regulatory requirements, and the industry in which Horizon competes.

Horizon’s directors have considerable professional and business acumen, demonstrate excellent decision-making ability, have personal integrity, a positive reputation, and possess the business experience, technical, professional, or educational background that the Governance Committee determines to be necessary or advisable to fulfill the Board’s duties and responsibilities as well as meets the desired skill sets that may be needed to balance out the board membership. Four members of Horizon’s current Board of Directors qualify as “audit committee financial experts,” which we believe is a considerable number for a company of Horizon’s size. The Board of Directors also has professional experience in balance sheet and liquidity management, human capital, and cybersecurity, and enterprise risk management (ERM) programs.

Horizon’s directors actively participate in continuing education, with each director completing a minimum of 100% of their 2024 and 2023 assigned educational programs. In addition, several directors attended outside training programs in the areas of audit, enterprise risk management, compensation, lending, fraud, and regulatory compliance.

Horizon’s Board of Directors believes that the Board, as a whole, should have a wide range of characteristics and skills to function at an optimal level in exercising its oversight. The Board’s Corporate Governance and Nominating Committee is authorized by Horizon’s Bylaws to select Horizon’s nominees to serve as directors. The Corporate Governance and Nominating Committee Charter requires the Committee, before it selects a nominee for election or re-election or recommends a director to fill a vacancy, to review and evaluate:

•the nominee’s qualifications, including his or her judgment, skill, capability, ability to serve, conflicts of interest, business experience, the extent that the director contributes to the composition of the Board, the interplay of the candidate’s experience with that of the other Board members, and the extent to which a candidate would be a desirable addition to the Board and any committee of the Board;
•if applicable to the nominee, whether the nominee would be deemed “independent” under marketplace rules of the NASDAQ Stock Market and SEC regulations;
•whether the nominee is qualified and likely to remain qualified to serve under Horizon’s Bylaws; and

•such other factors the Committee deems relevant.

The Corporate Governance and Nominating Committee Charter also provides that in determining whether to select incumbent directors for re-election to the Board, the Committee must consider the director’s past participation and contribution to the Board.

The Corporate Governance and Nominating Committee applies broad criteria in its consideration, which include all of the criteria listed in the Corporate Governance and Nominating Committee Charter together with other factors, such as the nominee’s age, background, leadership abilities, continuous learning and their familiarity with Horizon’s markets. When the Corporate Governance and Nominating Committee seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Corporate Governance and Nominating Committee selects director nominees on the basis of all of these criteria, with the goal of finding the best qualified person to meet Horizon’s needs. The Corporate Governance and Nominating Committee evaluates candidates recommended by shareholders using the same criteria it applies to evaluate other director candidates.

With respect to geographic location, the Corporate Governance and Nominating Committee considers whether current directors and nominees are familiar with the states, cities, and counties in which Horizon Bank has branches and in which it may consider locating future branches.

With respect to skill set diversity, the Corporate Governance and Nominating Committee seeks to have directors and nominees with not only experience and expertise related to banking but also in a broad range of other professions. The Board currently consists of members with expertise in financial services, manufacturing, academia, accounting, law, finance, retail, human capital and employment regulation, privacy, and cyber security/information technology.

The Corporate Governance and Nominating Committee also considers the age, tenure, and experience of director nominees and current directors. The Corporate Governance and Nominating Committee also considers the age diversity, tenure, and experience of director nominees and current directors.

The tables below reflect the composition of Horizon’s Board based on the self-identified characteristics of our directors.

HORIZON BANCORP, INC.

As of March 17, 2025

Total Number of Directors	11
	Female	Male
Part I: Gender Identity
Directors	3	8
Part II: Demographic Background
African American or Black	1	0
Alaskan Native or Native American	0	0
Asian	0	0
Hispanic or Latinx	0	0
Native Hawaiian or Pacific Islander	0	0
White	2	8
Two or More Races or Ethnicities	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Plurality Plus Voting for Directors; Director Resignation Policy

Pursuant to Indiana law and Horizon’s Bylaws, directors are elected by a plurality of the votes cast in both contested elections (elections in which the number of nominees is greater than the number of Board seats open for election) and uncontested elections. On December 20, 2022, the Board adopted a Director Resignation Policy, effective January 1, 2023, with respect to uncontested elections of directors. In accordance with this policy, in an uncontested election, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes "for" such election (a "Majority Withheld Vote") is required to promptly tender his or her resignation to the Board, subject to acceptance by the Board.

Under the Director Resignation Policy, in the event a director receives a Majority Withheld Vote and tenders his or her resignation, the Corporate Governance and Nominating Committee of the Board will make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC, or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the receipt of the resignation. The Corporate Governance and Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that they consider appropriate and relevant.

Any director who tenders a resignation shall not participate in the Corporate Governance and Nominating Committee deliberations concerning such director’s resignation or the resignation of any other director who received a Majority Withheld Vote at the same election, or the decision of the Board with respect to such director’s resignation or the resignation of any other director who received a Majority Withheld Vote at the same election.

If all of the members of the Corporate Governance and Nominating Committee received a Majority Withheld Vote at the same election, then no Committee action shall be required, and the Board shall determine whether to accept or reject each resignation without the participation of the directors who received a Majority Withheld Vote at such election.

If a director’s resignation is rejected by the Board, the director will continue to serve for the remainder of the term for which he or she was elected but received the Majority Withheld Vote and until his or her successor is duly elected and qualified, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, the Board, in its sole discretion, may fill the resulting vacancy or decrease the size of the Board, each in accordance with Horizon’s Bylaws.

Nominees for Election as Class of 2028 Directors

The terms of Kevin W. Ahern, Eric P. Blackhurst, Craig M. Dwight, and Brian W. Maass as directors will end at the Annual Meeting. Craig M. Dwight submitted notice to the Board of Directors on February 24, 2025 that he will retire from the Board at the end of his current term and will not stand for re-election at the Company's 2025 annual meeting of shareholders. The decision by Mr. Dwight to not stand for re-election was not a result of any disagreement with the Board or management of Horizon or Horizon Bank.

Therefore, the three nominees for re-election to the Board of Directors are Kevin W. Ahern, Eric P. Blackhurst, and Brian W. Maass. On February 25, 2025, the Board adopted a resolution, that, effective at the close of the 2025 annual meeting, the Board positions will be reduced to 10.

Each of the nominees has agreed to serve for the term for which he or she has been nominated. We intend that the proxies solicited by the Board of Directors will be voted for the nominees named above. If any nominee is unable to stand for election, the Board of Directors may designate a substitute nominee or adopt a resolution reducing the number of members on the Board. If a substitute nominee is designated, common shares represented by proxy will be voted for the substituted nominee.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the three nominees. (Item 1 on the Proxy Card)

Members of the Board of Directors

The following table presents biographical information on all of the directors, including the three nominees, and information regarding the director’s experiences, qualifications, attributes, or skills that have caused the Corporate Governance and Nominating Committee and the Board to determine that the director should continue to serve on Horizon’s Board. All of the directors of Horizon also serve as directors of Horizon Bank.

Name	Age	Business Experience and Service as a Director
Continuing Directors – Class of 2028
Kevin W. Ahern	62	Mr. Ahern is Managing Partner of Brush Creek Partners, Littleton, Colorado, a private investment vehicle focused on making investments in operating companies in the specialty finance, banking and financial services, manufacturing, distribution, media, and business and consumer services sectors. Mr. Ahern has held his current position since 2020. He also recently joined Castle Creek Capital, an alternative asset management firm focused on the community banking industry, as a Senior Advisor. He previously founded and served as Chairman and CEO of CIC Bancshares and Centennial Bank, Denver, Colorado until it was acquired in 2016 by Heartland Financial USA. Following the sale of CIC Bancshares, Mr. Ahern served as Executive Chairman of Centennial Bank and then Chairman of Citywide Banks, both Heartland Financial member banks, and also served as an Executive Vice President with Heartland Financial until 2019.Ahern was appointed to the Board in January 2024 and Horizon Bank’s board in May 2023.Ahern is a member of the board of directors of Bank of Idaho Holding Company, Idaho Falls, Idaho, since July 2023, InBankshares, Corp Denver, Colorado, since November 2020, and Bancorp 34, Inc., Scottsdale, Arizona, since January 2023. He is also Chairman of Investment Trust Company, a Colorado-based independent trust company since 2020.

Mr. Ahern has extensive knowledge and experience in banking, balance sheet management, liquidity management, finance, accounting and banking rules and regulations.

Eric P. Blackhurst	63	Mr. Blackhurst currently serves since 2024 as the Interim President of Alma College, a private, selective college located in Alma Michigan and is the retired Associate General Counsel, Corporate Transactions and Latin America, of The Dow Chemical Company, a global material science company headquartered in Midland, Michigan. He held positions of increasing importance in the areas of mergers, acquisitions, finance, and international business law and leadership with Dow since 1990. Blackhurst is a former member of the board of directors of both Wolverine Bancorp., Inc. (“Wolverine”) and Wolverine Bank, serving from 2009 until Horizon’s acquisition of Wolverine in October 2017. Mr. Blackhurst has served on both Horizon’s and Horizon Bank’s Board of Directors since his appointment in October 2017.

Mr. Blackhurst’s extensive corporate, legal, mergers, acquisitions, finance, and international experience, including, experience serving as legal counsel at a major public corporation and general business acumen provided the Board of Directors of Horizon and Horizon Bank with critical insights into business operations and issues.

Brain W. Maass	51	Mr. Maass is Founder and Managing Director of Maass Financial Consulting LLC, which provides consulting services in the banking industry including asset liability management, liquidity management, and merger and acquisition advisory services. He served as Executive Vice President Chief Financial Officer with TCF Financial, Minneapolis, Minnesota, from January 2016 to June 2021. (During the transition period after the merger of TCF Financial Corporation with Chemical Financial Corporation, Mr. Maass served an interim role part of 2019 and 2020 as Deputy Chief Financial Officer and, thereafter resumed his position as Chief Financial Officer.) Mr. Maass holds a B.S. degree in Accounting from Northern Illinois University and an M.B.A. in Finance from University of St. Thomas – Opus College of Business. Mr. Maass was appointed to the Board in January 2024 and Horizon Bank’s board in May 2023. Mr. Maass is on the audit committee and qualifies as an audit committee financial expert under SEC rules.

Mr. Maass has more than 28 years of banking industry experience. He has spent much of his career managing various treasury, accounting, and finance areas within large complex regional and national banking organizations. He has extensive knowledge and experience in banking, balance sheet management, liquidity management, bank mergers/integrations, and risk management.

Continuing Directors – Class of 2026
James B. Dworkin	76
Mr. Dworkin is the Chancellor Emeritus of Purdue University North Central. He has over 44 years of experience in education and has a business school background and a Ph.D. in Industrial Relations. He currently serves as a Professor of Management at the Mitchell E. Daniels School of Business at Purdue University. He has served on Horizon’s Board of Directors since 2003 and on the Board of Directors of Horizon Bank since 2002.

Mr. Dworkin has extensive knowledge and experience in academia, negotiations, business administration, and management of a large organization. In addition, Mr. Dworkin has considerable knowledge of local business and has served on the boards of multiple not-for-profit organizations. Mr. Dworkin regularly shares his local and national insights with the Board and senior management. In addition, due to his extensive knowledge of the local community, he provides considerable insight into current local events. Mr. Dworkin’s community knowledge, ability to work with others, and consensus building abilities are valuable contributions to Horizon’s Board of Directors.

Michele M. Magnuson	64
Ms. Magnuson (formerly, Thompson) is the former President and Chief Financial Officer and a director of both LaPorte Bancorp, Inc. and its wholly owned banking subsidiary The LaPorte Savings Bank, an Indiana-chartered savings bank. She originally joined The LaPorte Savings Bank in 2003 as Chief Financial Officer and was named Vice President in 2004, Executive Vice President in 2007, and President and Chief Financial Officer in 2011. She also served LaPorte Bancorp, Inc.’s predecessor organization as Executive Vice President and Chief Financial Officer (named in 2007) and President and Chief Financial Officer (named in 2011). She was appointed to the Boards of Directors of The LaPorte Savings Bank and LaPorte Bancorp, Inc. in 2007. Ms. Magnuson has served on both Horizon’s and Horizon Bank’s Board of Directors since her appointment in July 2016. If Ms. Magnuson were serving on the Audit Committee, she would qualify as an audit committee financial expert under SEC rules. She served as the Lead Director since July 1, 2022.

Ms. Magnuson has more than 35 years of banking experience. She is a graduate of Ball State University and holds a Master of Business Administration from Indiana University South Bend. Ms. Magnuson’s extensive management, financial and banking industry experience, including her familiarity with the local business and economic environment in the communities formerly served by The LaPorte Savings Bank and now served by Horizon Bank, adds value and a unique perspective to the Boards of Directors of both Horizon and Horizon Bank.

Steven W. Reed	62
Mr. Reed is a partner with the firm of BGBC Partners, LLP, an Indianapolis full-service accounting and business consulting firm. He was a Board member of Heartland Community Bank from 2006 until July 2012. He has a B.S. in Business with a concentration in finance. Mr. Reed is a Certified Public Accountant, practicing since 1985, amassing over 39 years of experience with financial reporting, tax, and business valuation. Additionally, Mr. Reed holds the appellations “Accredited in Business Valuation (ABV)” and “Certified in Financial Forensics (CFF).” These accreditations recognize special training, testing, and qualification in business valuation and in forensic accounting through the American Institute of Certified Public Accountants. Mr. Reed has served on the Board of Directors of Horizon since 2014 and Horizon Bank since 2012.

Mr. Reed possesses particular knowledge and experience in finance, accounting, tax, and business valuation as it relates to closely held business. His experience will continue to provide Horizon with considerable expertise and insight into these areas. Mr. Reed chairs the Audit Committee and qualifies as an audit committee financial expert under SEC rules.

Vanessa P. Williams	53	Ms. Williams is the senior vice president, general counsel, and corporate secretary for Kelly Services, Inc. (Nasdaq: KELYA, KELYB), a global leader in providing strategic workforce solutions headquartered in Troy, Michigan, where she oversees the legal, risk, compliance, procurement, and physical security teams. Ms. Williams joined Kelly Services, Inc. in 2020. Prior to joining Kelly Services, Inc., Ms. Williams served as senior vice president in legal, risk and compliance for IHS Markit, a London-based global information provider, from 2006 to 2020. Ms. Williams holds a J.D. degree from William and Mary Law School, an M.B.A., with a focus in international business, from Wayne State University and a B.A. in communications from the University of Alabama. She has more than 27 years of senior legal law firm and in-house experience and has been a certified privacy professional since 2007. She has served on Horizon’s Board of Directors since January 1, 2023 and on the Board of Directors of Horizon Bank since January 18, 2022.

Ms. Williams possess extensive knowledge and experience in regulatory and legal compliance. Ms. Williams also oversees the global legal team, procurement, insurance risks, enterprise risk management (ERM), physical security and safety, investor relations, and employment compliance at Kelly Services. She spent the majority of her career at companies in the data science and information industries, where she oversaw privacy, data use and data compliance and third-party risk management. Her experience will continue to provide Horizon with considerable expertise and insight into these areas.

Nominees for Director – Class of 2027
Lawrence E. Burnell	70	Mr. Burnell is the Vice Chairman of White Lodging Services Corporation, a national hotel management and development company, and has also served as the Chief Operating Officer and Chief Financial Officer. He has over 48 years of financial management experience, including serving in senior financial management positions at White Lodging Services Corporation for the last 31 years. Mr. Burnell has a B.S. in accounting, has passed the CPA exam, and has 10 years of experience serving with a national public accounting firm. Mr. Burnell serves on the Audit Committee and he qualifies as an audit committee financial expert under SEC rules. He has served on Horizon’s Board of Directors since 2009 and on the Board of Directors of Horizon Bank since September 2007.

Mr. Burnell has extensive experience and knowledge in real estate development, trends in commercial real estate values, and management of a large and complex service organization, finance, and accounting. Mr. Burnell’s extensive commercial real estate background provides Horizon’s Enterprise Risk Management and Credit Policy Committee (formerly known as the Loan Committee) with important insight into this industry, which is especially valuable during the current economic climate. In addition, Mr. Burnell’s extensive accounting, management and service industry experience provides an important perspective to Horizon’s Board of Directors.

Julie S. Freigang	57	Ms. Freigang is the Vice President and Chief Information Officer for CF Industries Holdings, Inc. (NYSE: CF) headquartered in Northbrook, Illinois, where she oversees the company’s information technology. Ms. Freigang has held this position since October 2020. Before joining CF Industries, she held the position of Vice President, Chief Information Officer at Franklin Electric Co., Inc. (NASDAQ: FELE) from 2014-2020 and the position of Vice President – IT at Eaton Corporation from 2011-2014. Ms. Freigang earned a Bachelor of Science in Mechanical Engineering and graduated with honors from Valparaiso University in Valparaiso, Indiana. Ms. Freigang has served on the Board of Directors of Horizon Bank since 2019 and was appointed to a Horizon Board of Directors vacancy in January 2020.

Ms. Freigang possesses particular knowledge and experience in cyber security and information technology for publicly traded companies. In previous and current roles, she has built and maintained a comprehensive cybersecurity program, including strategy, risk assessment, technology implementation, insurance, auditing, policy development, awareness training and incident response. She is also responsible for the overall Business Continuity Program, in alignment with Enterprise Risk Management. Her experience will continue to provide Horizon with considerable expertise and insight into these areas.

Thomas M. Prame	54	Mr. Prame has held the position of Chief Executive Officer since June 1, 2023. Prior to that he held the position of President of Horizon and the Bank since August 15, 2022. Before joining Horizon, Mr. Prame was Executive Vice President of Consumer, Wealth, and Mortgage Banking at First Midwest Bancorp from May 2012 to March 2022. Mr. Prame also held the position leading strategy during his tenure at First Midwest. Mr. Prame holds a B.S. in Economics from University of Rochester and an M.B.A in Finance from the University of Notre Dame – Mendoza College of Business.

Mr. Prame has extensive knowledge of banking, fintech, strategy, balance sheet management, marketing, human resources, risk management, and banking rules and regulations.

HORIZON’S ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) FRAMEWORK

Since 1873, Horizon has operated as a community bank, putting people and its communities first. Building relationships and supporting its communities has been at the core of Horizon’s approach to banking and its business. Horizon’s ESG framework is built around its desire to make a positive impact and empower its employees, customers, and communities. The Corporate Governance and Nominating Committee has been charged with oversight of this framework.

Horizon issued its inaugural sustainability report in the second quarter of 2021 that detailed its ESG initiatives incorporating metrics for calendar year 2020 from guidelines set out in in the Sustainability Accounting Standards for Commercial Banks prepared by the Sustainability Accounting Standards Board. As an annual report, the Corporate Social Responsibility report for 2024 may be found on our website with additional information on community outreach at www.horizonbank.com, under “About Us” by selecting “Social Responsibility Report.”

CORPORATE GOVERNANCE

Director Independence

Annually, Horizon’s Board of Directors considers the independence of each of the directors under the listing standards of the NASDAQ Stock Market. In determining independence, the Board considers, among other things, current or previous employment relationships as well as material transactions and relationships between Horizon or Horizon Bank and the directors, members of their immediate family, and entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

The Board of Directors has determined that nine of the eleven current members of the Board qualify as independent directors under SEC rules and the NASDAQ listing standards. Thomas M. Prame, CEO, and Craig M. Dwight, who serves as Horizon’s Chairman, are the only current directors on the Board of Directors of Horizon who do not qualify as an independent director because of the positions they hold or held with Horizon and Horizon Bank.

Members of the Audit, Compensation, and Corporate Governance and Nominating Committees must and do meet all applicable independence tests of the NASDAQ Stock Market and the SEC. In addition, the Board’s key standing committees meet in executive session without the presence of directors who are not independent, and the non-management directors of the Board meet in executive session without the presence of directors who are not independent. In addition, the Board will meet in executive session without directors who are not independent at least twice a year.

Board Leadership Structure

Horizon’s Board of Directors believes that each business is unique, and, therefore, the Board leadership structure should vary depending upon each company’s circumstances and needs as they evolve over time. The position of Chairman of the Board currently is held by Craig M. Dwight, which he retained upon his retirement as Chief Executive Officer of Horizon in July 2023. As provided above, Craig M. Dwight submitted notice that he will retire from the Board at the end of his current term. On February 25, the Board of Directors elected independent director Eric P. Blackhurst as Chairman of the Board effective immediately upon the expiration of Mr. Dwight’s term. The position of independent Lead Director will terminate upon Mr. Blackhurst assuming the office of Chairman. Thomas M. Prame holds the positions of CEO of Horizon and the Bank, for which he also serves as the Chairman of the Bank Board.

Thomas M. Prame currently serves as the Chief Executive Officer of both Horizon and Horizon Bank and as the President of both Horizon and Horizon Bank and on the Board of Directors of Horizon Bank. He will continue to serve in all of those positions.

Horizon’s Bylaws provide that if the offices of Chairman of the Board and Chief Executive Officer are held by the same person, then the independent members of the Board are required to appoint one of the incumbent, independent directors to serve as the Lead Director. The selection process, term, qualifications, authority, responsibilities, and other provisions governing the role of the Lead Director are set forth in the Charter of the Lead Independent Director.

In accordance with Horizon’s Charters of the Lead Independent Director and the independent Chairperson, the Lead Director or independent Chairperson in office calls and presides at executive sessions of the independent directors; coordinates the activities and communications among independent directors, presides at all meetings of the Board; approves the meeting schedules for independent directors and sets and reviews the agendas for executive sessions of the independent directors; and may attend committee meetings of any committee of the Board of Directors. Each serves as the principal liaison between the independent directors and the Chief Executive Officer and other members of senior management on matters of corporation policy, strategy, executive management performance and other matters, such as by:

•Consulting with the Chief Executive Officer regarding any concerns of the directors about Horizon or its performance, the Chief Executive Officer’s performance, and the performance of other executive management;
•Providing input to the Chief Executive Officer and the Corporate Secretary on the preparation of agendas for Board and committee meetings; and

•Advising the Chief Executive Officer on the quality, quantity, usefulness, and timeliness of information provided to directors to support the work of the Board of Directors and committees.

In addition, at the direction of the full Board of Directors, the Lead Director or independent Chairperson may authorize the retention by Horizon of outside advisors and consultants to report directly to the Board of Directors.

Communications with Directors

Shareholders may communicate directly with the Board of Directors or individual members of the Board of Directors in writing by sending a letter to the Board at: Horizon Bancorp, Inc. Board of Directors, 515 Franklin Street, Michigan City, Indiana 46360. All communications directed to the Board of Directors will be transmitted to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.

Shareholders also may communicate concerns, suggestions, or questions to any member of the Board of Directors or member of senior management by logging onto the www.ethicspoint.com website from any computer at any time or by calling the toll-free hotline number, 866-294-4694. EthicsPoint is a worldwide, confidential, and anonymous web and telephone reporting system that allows shareholders, customers, vendors, and employees the ability to report concerns, as well as to pose questions and suggestions, confidentially and anonymously. EthicsPoint is fully compliant with reporting requirements such as those mandated by the Sarbanes-Oxley Act, Section 301. All communications received through EthicsPoint, either by web or telephone, are transmitted directly to the Chair of the Board’s Audit Committee, the Chair of the Board’s Corporate Governance and Nominating Committee, the Lead Director or independent Chairperson, and designated members of senior management, without editing or screening.

Code of Ethics

Horizon’s Code of Ethics for Executive Officers and Directors supplements the Horizon Bancorp, Inc. and Horizon Bank Advisor Code of Conduct and Ethics applicable to all employees, including officers. Horizon’s Code of Ethics for Executive Officers and Directors is available on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Director Nomination Procedures

Horizon’s Bylaws provide that any of the following may nominate director candidates: the Board of Directors, a nominating committee of the Board, any person appointed and authorized by the Board to make nominations, or any shareholder entitled to vote for the election of directors who has complied with the notice procedures specified in the Bylaws. Horizon’s Bylaws provide that nominations by shareholders must be made in writing and must be received at Horizon’s principal executive office not fewer than 120 days in advance of the anniversary date of the release of the prior year’s proxy statement to shareholders in connection with the Annual Meeting. For instance, the proxy statement for last year’s 2024 Annual Meeting was released to shareholders on March 18, 2024. Accordingly, the last day to deliver a nomination for the 2025 Annual Meeting was 120 days before March 18, 2025, or November 18, 2024. Shareholder nominations must (i) include the detailed information about the nominee required by the Bylaws, which were amended by the Board effective as of January 1, 2024, to, among other things, add the following additional requirements: (a) a written questionnaire with respect to the background and qualifications of the nominee, in the form required by Horizon, (b) an agreement from the proposed director nominee, in the form required by Horizon, agreeing to, among other things, comply with various policies and procedures of the Company applicable to all directors, and (c) a written statement that such shareholder intends to solicit proxies in support of such director nominee in accordance with Rule 14a–19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and also (ii) comply with the other requirements set forth in the Bylaws, including the requirements of Rule 14a–19 under the Exchange Act. The Corporate Governance and Nominating Committee does not have a separate policy for considering director candidates recommended by shareholders because the shareholder nomination procedures are set forth in Horizon’s Bylaws.

Horizon’s Bylaws provide that the chair of the Annual Meeting may, in his or her discretion, disregard nominations that are not made in accordance with the Bylaws and the requirements of the federal securities laws, regulations and rules, including Rule 14a-19 under the Exchange Act, and may instruct the election inspector to disregard all votes cast for any such nominee. A complete copy of the applicable provisions of Horizon’s Bylaws is available to shareholders without charge upon request to the Secretary.

Meetings of the Board of Directors and Committees

Horizon’s Board of Directors held 10 meetings during 2024, and each director serving on the Board during 2024 attended in person or virtually 89.0% or more of the total number of meetings of the Board and the committees upon which he or she served. Horizon and its subsidiaries have joint standing committees. These committees include the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Executive sessions of the independent directors are held at least two times a year.

Although Horizon does not have a policy regarding the attendance of directors at the Annual Meeting of shareholders, Horizon encourages directors to attend the Annual Meeting. All of the eleven members of the Board of Directors who were serving as a director at the time attended the 2024 Annual Meeting.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are appointed by the Board of Directors in April, effective May of each year. The members of the Corporate Governance and Nominating Committee are Mr. Blackhurst, who serves as Chair, Ms. Magnuson, and Ms. Williams. All the members of the Corporate Governance and Nominating Committee qualify as independent directors as defined by the SEC rules and NASDAQ listing standards. The Corporate Governance and Nominating Committee met four times during 2024. The responsibilities of the Corporate Governance and Nominating Committee of the Board of Directors include selecting the individuals to be nominated for membership on the Board of Directors and overseeing the annual self-evaluations by the Board and its committees.

The Corporate Governance and Nominating Committee selects a slate of nominees and then recommends those nominees to the Board of Directors. The entire Board of Directors determines who the nominees will be. The Corporate Governance and Nominating Committee and the Board select nominees who meet the qualifications set forth in Horizon’s Bylaws and the applicable independence requirements under the SEC and NASDAQ rules.

The responsibilities of the Corporate Governance and Nominating Committee also include (i) reviewing and reporting to the Board on matters of corporate governance and developing and recommending to the Board corporate governance principles; (ii) leading the Board and its committees in its supervisory oversight functions of related party transactions and insider share transactions; and (iii) reviewing Horizon’s activities and practices regarding environmental, social, and governance matters.

The Corporate Governance and Nominating Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Audit Committee

Audit Committee members serve one-year terms and are appointed by the Board of Directors , effective January of each year. The Audit Committee members are Mr. Reed, who serves as Chair, Mr. Burnell, Mr. Dworkin, Ms. Freigang, and Mr. Maass. The purpose of the Audit Committee is to assist the Board of Directors of Horizon and Horizon Bank in fulfilling their statutory and fiduciary responsibilities with respect to examinations of Horizon, Horizon Bank, and their affiliates and the monitoring of accounting, auditing, and financial reporting practices. The Audit Committee met four times during 2024. The Audit Committee reviews the internal audit procedures of Horizon and Horizon Bank and recommends to the Boards of Directors the engagement of outside and internal auditing firms.

Horizon’s Board of Directors has determined that Mr. Reed qualifies as an “audit committee financial expert” as defined by the SEC rules. Mr. Reed has a Bachelor of Science degree in Business with a concentration in finance and is a registered certified public accountant with over 39 years of public accounting experience.

All of the members of the Audit Committee, including Mr. Reed, qualify as independent directors as defined by the SEC rules and NASDAQ listing standards.

The Audit Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Compensation Committee

Compensation Committee members serve one-year terms and are appointed by the Board of Directors , effective May of each year. The members of the Compensation Committee for are Ms. Williams, who serves as Chair, Mr. Blackhurst, and Ms. Magnuson. All of the members of the Compensation Committee qualify as independent directors as defined by the SEC rules and NASDAQ listing standards. The Compensation Committee met five times in 2024. The Committee reviews salary and employee benefit issues relating to employees and directors of Horizon, Horizon Bank, and their affiliates.

The Compensation Committee Charter is posted on Horizon’s website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

All of the members of the Compensation Committee are independent, and no member of the Compensation Committee has served as an officer or employee of Horizon, Horizon Bank, or any of Horizon’s other subsidiaries. None of the members of the Compensation Committee serves as an executive officer of another entity at which one of Horizon’s executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Horizon requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions, other than loans made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with unrelated third parties and which management believes did not involve more than normal risk of collectability or present other unfavorable features.

Compensation Consultants

The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance. At least every two years, the Compensation Committee engages a compensation consultant to conduct a review of executive and director compensation. A primary function of the consultant is to provide market data to the Committee concerning compensation of comparable companies in order to assist the Committee in determining whether Horizon’s compensation system in effect is a reasonable and appropriate means for achieving Horizon’s business objectives.

In connection with executive officer and director compensation decisions made prior to December 2024, the Compensation Committee had engaged Frederic W. Cook & Co., Inc. (“FW Cook”) on a number of occasions since 2002. FW Cook reported directly to the Compensation Committee, and the Compensation Committee had the sole authority to retain, terminate, and obtain the advice of FW Cook at Horizon’s expense. The Compensation Committee assessed the independence of FW Cook pursuant to SEC and Nasdaq rules and concluded that, at all times during its engagement, they met all standards of independence and lack of conflicts of interest for compensation consultants.

Performance Reviews

The Compensation Committee, with input from the entire Board of Directors, conducts an annual review of the performance of Mr. Prame, who serves as Horizon’s Chief Executive Officer and President. In addition, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance of Horizon’s other executive officers.

In conducting its review, the Compensation Committee considers a variety of performance factors in order to analyze the compensation of each of these executive officers. These factors generally include strategic planning, traditional financial results, positioning Horizon for future success, and enterprise risk management.

The financial services business is complex and is undergoing changes that generate uncertainties about future events. The Chief Executive Officer must provide guidance and leadership in nearly all aspects of this dynamic enterprise. In the process, however, the Chief Executive Officer is not expected to work alone. The performance evaluation recognizes that programs initiated at the top level of an organization are not, and should not be expected to be, “quick fixes.” These programs are generally long-term in nature, bringing benefits to Horizon over many years. For those reasons, the Compensation Committee also focuses on the following issues in determining performance levels for the Chief Executive Officer:

•Strategic Leadership: Strategic leadership entails development of appropriate strategies for Horizon and the ability to gain support for those strategies.
•Risk Management: Risk management requires the Chief Executive Officer to maintain a strong risk management culture, to provide oversight of key risks including financial reporting, reputation, asset quality, compliance with all banking rules and regulations and to assure proper maintenance of good internal controls and processes.
•Financial Results: Financial results focus on the overall financial health of Horizon and ability to achieve financial goals.
•Board Relationship: Board relationship requires the Chief Executive Officer to work collaboratively with Board members and committees, communicate information in a timely manner to ensure full and informed consent about matters of corporate governance and provide complete transparency to the Board.
•Succession Planning, Talent Retention & Training: The Chief Executive Officer is required to recruit, attract, and retain an exceptional leadership team in order to effectively run the organization today and in the future. In addition, continuous organizational learning is a key focal point for the Chief Executive Officer and ongoing training is vital to Horizon’s continued success.
•Enterprise Guardianship: Enterprise guardianship requires the Chief Executive Officer to set the tone in such matters as Horizon’s reputation, ethics, legal compliance, customer relations, employee relations, and ensuring results.
•External Relations: Requires that the Chief Executive Officer serve as an effective external spokesperson or the company, maintains credibility within the investor and business community, is viewed as a leader in the industry to outside observers and peer organizations, and is an effective representative of Horizon in the local community.
•Overall Performance: Requires the Chief Executive Officer to effectively lead Horizon.

In conducting the Chief Executive Officer’s performance review for 2024, the Compensation Committee obtained input from members of the Board. A significant portion of management compensation, including that of the Chief Executive Officer and the other executive officers, is performance related.

Risk Management and Compensation Policies and Practices

Horizon monitors its incentive and commission-based compensation plans through an incentive compensation and commission plan matrix that provides a schedule of all plans, associated risks and how the risks are mitigated. This matrix is reviewed by the Compensation Committee in a private session with the person who serves as Horizon’s Chief Legal and Risk Officer (“Risk Manager”). Horizon’s incentive compensation plans minimize undue risk taking through plan design, incentive compensation caps, and Compensation Committee oversight. Plan design provides the Compensation Committee with the ability to change, modify, or cancel any incentive compensation plan at the Committee’s sole discretion. In addition, all material incentive compensation payouts, excluding commissions paid to mortgage loan originators, are subject to Horizon’s achievement of minimum cash flow coverage to cover dividends, and fixed costs at the holding company, and individual employee performance that is satisfactory to Horizon and are adjusted by one-time expenses.

The SEC’s compensation risk rules provide that if a public company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company, then the company must provide disclosures addressing the compensation policies and practices as they relate to risk management and risk-taking incentives with respect to all employees and to disclose in their proxy statements whether a company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company. Horizon reviewed its compensation policies and practices for all employees on September 17, 2024, including executive officers, and has determined that those policies and practices are reasonable and unlikely to have a material adverse effect on Horizon. Horizon believes that the design and oversight of its compensation plans help ensure that the plans do not encourage excessive risk taking.

Enterprise Risk Management

In conjunction with Horizon’s Enterprise Risk Management Policy, the Chief Legal and Risk Officer, who serves as Horizon’s senior enterprise risk manager, and other members of senior management meet annually with all business units to discuss risks related to their areas and how risks are mitigated. The risks are then classified with relation to their severity and likelihood.

High level risks and established metrics were reviewed with Horizon’s Board or Board committees four times during 2024, as discussed below. The Board anticipates a similar review at least quarterly in 2025.

As part of its oversight function, the Board and its committees monitor how management operates Horizon and maintains internal controls and processes. When granting authority to management, approving strategies, and receiving management reports, the Board considers, among other things, the risks, and vulnerabilities faced by Horizon. The Audit Committee considers risks associated with Horizon’s overall financial reporting, the disclosure process, compliance with all rules and regulations and risk control policies and procedures. At its regularly scheduled quarterly meetings, the Audit Committee meets in executive session with its internal auditor, and Horizon’s independent registered public accounting firm. RSM US, LLP served as Horizon’s internal auditor during 2024. High-level risks are reviewed with the Audit Committee at each meeting.

The Board committees review high-level risks associated in the area of their responsibilities. The Asset Liability Committee reviews risks related to liquidity, interest rates, quality of the investment portfolio, operations, facilities, and information security. The Enterprise Risk Management and Credit Policy Committee reviews risks related to strategy, reputation, legal and compliance, human capital, operations, technology and privacy, credit, loan concentrations, community reinvestment, and compliance with lending rules and regulations. In addition, it oversees Horizon’s enterprise risk management policies and key risk metrics and proactively monitors emerging risk trends and economic factors. As a result, it will recommend any necessary adjustments to Horizon’s enterprise risk management practices and metrics. In 2024, the Compensation Committee met one time in executive session with the Risk Manager to review Horizon’s incentive compensation plans to be certain that employees are not incentivized to take undue risks, and the Compensation Committee anticipates that it will meet one time during 2025 to conduct a similar review.

The matrices for the Executive Officer Bonus Plan have included “Enterprise Risk Management” as a category since 2009. For information about the Executive Officer Bonus Plan and matrices, see the discussion under the caption “Annual Performance-Based Incentive Compensation” in the Compensation Discussion and Analysis below.

Cyber Security

The Board established the Cyber Security Committee of the Board in December 2022 to augment the Board's oversight with cybersecurity focus and expertise and to complement the risk framework activities of the Enterprise Risk Management and Credit Policy Committee. The Cyber Security Committee considers risks associated with Horizon's overall cyber security and information technology programs; information technology audits; the security risk insurance that Horizon maintains for information technology, cyber security and privacy risks; Horizon's information security training programs; and compliance with all rules and regulations and risk control policies and procedures relating to information technology and cyber security.

Pursuant to the Cyber Security Committee Charter, the Cyber Security Committee is required to meet at least three times per year and report to the Board annually. The Cyber Security Committee met three times in 2024. In addition, the Cyber Security Committee Charter provides that a majority of the Cyber Security Committee's voting members must qualify as independent directors under SEC rules and NASDAQ listing standards. During 2023, 100% of the Cyber Security Committee's members qualified as independent.

Horizon's senior management briefs the Cyber Security Committee at each Cyber Security Committee meeting (see below for detailed discussion). In 2024, Horizon's information technology/cyber security program was audited by Horizon's internal and external auditors. The Cyber Security Committee Charter is posted on Horizon's website at www.horizonbank.com in the section headed “About Us – Investor Relations – Corporate Information” under the caption “Corporate Governance.”

Through Horizon's enterprise risk management framework and reporting functions, the Board, its Committees and Management assess and manage cybersecurity risks created by cybersecurity threats. Horizon's

Vice President, Information Security and Audit Information Security officer (“Information Security Officer”) provides an annual Information Security Program report to the Board and as needed when cybersecurity risk is elevated. Horizon's Senior Vice President, Senior Technology Officer is a member of the Cyber Security Committee and reports on cyber security risks at each meeting a minimum of three times a year. The Senior Vice President, Senior Technology Officer reports to the Executive Vice President, Senior Operations Officer, who also is a member of the Cyber Security Committee. For independence, the Information Security Officer reports to Horizon's Senior Vice President, Senior Auditor and Compliance Officer. Horizon's risk escalation framework requires progressive escalation of cyber security risks to management and its committees, then to Board Committees and, ultimately, to the Board.

Management's Operations Committee meets monthly and provides oversight and governance of the technology and cyber security programs. The Senior Vice President, Senior Technology Officer and Information Security Officer are members of this committee and report monthly on the technology and cyber security programs. The Senior Vice President, Senior Technology Officer also is a member of Management's Enterprise Risk & Disclosure Committee, which meets a minimum of four times a year, to report on the technology and cyber security programs.

Horizon engages in regular assessments of its infrastructure, software systems, and network architecture, using internal cybersecurity experts and third–party specialists. It also maintains a third–party risk management program designed to identify, assess, and manage risk, including cybersecurity risks, associated with external service providers and our supply chain.

The Executive Vice President, Senior Operations Officer has 35 years of experience in operations and technology with an educational background in Business Administration. In the role of Senior Bank Operations Officer and Executive for the past 24 years, she oversees and works closely with Horizon's technology and security teams to develop and implement robust security measures to protect the Bank's systems, networks, and customer data. The Senior Bank Operations Officer stays current on the latest industry trends and emerging cyber threats through publications, webinars, seminars, and banking association training around cyber security. She also collaborates with external agencies, such as law enforcement and regulatory bodies, to address cyber threats and ensure compliance with industry best practices.

The Senior Vice President, Senior Technology Officer has 28 years of experience in information technology, with the last 13 as the information technology leader for the Bank. He holds a bachelor’s degree in computer science. He is an active member of FS–ISAC's Mergers an Acquisition Working Group, and a named author of their 2023 “Cybersecurity Best Practices in Mergers, Acquisitions and Divestiture Deals” publication. He also serves as an advisory member of the Indiana Governor's Executive Council on Cybersecurity. He attends numerous industry training sessions including those put on by the SANS Institute, PaloAlto, Cisco, Microsoft, the Cybersecurity, and Infrastructure Security Agency (CISA), and FS–ISAC.

The Vice President, Information Security and Audit Information Security Officer has 28 years as an IT Professional, with the last 8 as the cybersecurity leader for Horizon Bank with an education background in Technology. He has achieved numerous certifications throughout his career including the Microsoft Certified Systems Engineer (MCSE) and Certified Novell Engineering (CNE 5/6) and has demonstrated a continued commitment to excellence and has attained certification as a Certified Information Systems Security Professional (CISSP) issued by ISC2 in 2022. Through continuous learning and professional development, the Information Security Officer has honed his expertise in cybersecurity frameworks, threat detection, incident response, and risk management. He also serves as a member of the Indiana Bankers Association (IBA) Cyber Security Committee and attends numerous industry training sessions including those put on by Microsoft, FS–ISAC, SANS Institute.

Notwithstanding our defensive measures and processes, the threat posed by cyber attacks is severe. Our internal systems, processes, and controls are designed to mitigate loss from cyberattacks and, while we have experienced cybersecurity incidents in the past, to date, risks from cybersecurity threats have not materially affected our Company. See Item 1A. Risk Factors for further discussion of risks related to cyber security in Horizon's 2024 Annual Report on Form 10–K filed with the Securities and Exchange Commission.

Anti–Hedging and Anti–Pledging Policies

Horizon has robust policies restricting hedging and pledging transactions related to Horizon’s common shares. These policies prohibit a full range of transactions and cover a broad group of participants, including directors, officers, employees, family members, other members of a person’s household, and controlled entities.

Horizon believes that hedging and pledging transactions could have the effect of diluting the risks and rewards of stock ownership in Horizon and could cause an employee, director, or executive officer to have different objectives from Horizon’s other shareholders.

Horizon addresses hedging and pledging in three separate policy documents: (i) the Insider Trading Policy, which applies to all directors, officers, employees, family members, other members of a person’s household, and controlled entities; (ii) the Anti-Hedging Policy, which applies to all directors and executive officers; and (iii) the Anti-Pledging Policy, which applies to all directors and executive officers.

Each of the policies applies restrictions to a broad range of transactions that could reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of Horizon’s common shares, such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, restrictions apply to options trading, margin accounts and pledging because these situations can also foster objectives that differ from other Horizon shareholders or can force sales while the person subject to the policy possesses material nonpublic information.

Employees who are not executive officers are strongly encouraged not to engage in any hedging or monetization transactions but are permitted the limited ability to seek pre-clearance from Horizon’s Compliance Officer (currently designated as the Chief Financial Officer) to engage in such a transaction. The person must provide sufficient justification for the transaction. In addition, an employee who is not an executive officer may also seek pre-clearance from the Compliance Officer for pledging Horizon common shares as collateral for a loan and must demonstrate his or her financial capacity to repay the loan without resorting to the pledged securities. During 2023, no requests from non-executive officer employees for deviations from the Insider Trading Policy were received by the Compliance Officer.

With respect to directors, executive officers, their family members and controlled entities, Horizon has adopted an even more aggressive stance with respect to all hedging and pledging transactions. In addition to the Insider Trading Policy, these persons are also subject to the Anti-Hedging Policy and the Anti-Pledging Policy. The Anti-Hedging Policy prohibits them from purchasing financial instruments or engaging in activities that could reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any Horizon securities. There are no exceptions.

The Anti-Pledging Policy prohibits them from pledging, hypothecating, or encumbering Horizon securities as collateral for any indebtedness, including pledging securities as collateral for margin accounts. However, the Corporate Governance and Nominating Committee of the Board of Directors may grant prior approval for a pledge of securities in limited circumstances for loans with a clear purpose for use of the proceeds and a well-defined and identifiable source of repayment. Horizon’s directors and executive officers have not requested any pledging of Horizon securities at this time, and therefore, no waivers or exceptions have been granted.

Succession Plan

Horizon maintains a detailed chief executive officer succession plan that includes a formal selection process that considers emergency, temporary, and permanent succession plans. Horizon’s succession plan includes a discussion on the bank’s future outlook, cultural fit, and core competencies required for the position and use of independent third parties, if necessary. Horizon’s succession plan also contemplates review of both internal and external candidates. Horizon’s chief executive officer succession plan is periodically reviewed by the Board of Directors.

Stock Ownership Guidelines

Horizon Ownership Guidelines (“Ownership Guidelines”) require that members of the Boards of Directors of Horizon and Horizon Bank and Horizon’s executive officers attain and maintain a level of ownership of Horizon’s common shares having a value at least equal to the following ownership thresholds specified in the Ownership Guidelines:

Participant	Ownership Thresholds
Director	3 times amount of annual retainer
Chief Executive Officer	3 times base salary
Named executive officers (other than Chief Executive Officer)	2 times base salary

If a participant is not in compliance with the Ownership Threshold due to the number of common shares owned or from stock price fluctuations, then, until such time as the participant attains the Ownership Threshold, the participant is subject to additional restrictions. The additional restrictions include certain limitations on sale of current shares owned and additional shares acquired.

Shares are considered to be owned by a participant for the purposes of the Ownership Guidelines if those shares would be deemed to be beneficially owned according to the SEC’s beneficial ownership rules applicable to determining ownership for the beneficial ownership table included annually in Horizon’s proxy statement for its shareholders’ meeting. Shares of restricted stock for which the restrictions have not yet lapsed, and non-vested unexercised stock options, are not considered to be shares owned for the purposes of the Ownership Guidelines. Any exceptions or waivers to the Ownership Guidelines must be approved by the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included below. Based on that review and discussion, the Compensation Committee has recommended to Horizon’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Horizon’s Annual Report on Form 10-K.

This Report is respectfully submitted by the Compensation Committee of Horizon’s Board of Directors:

Vanessa P. Williams, Chair
Eric P. Blackhurst
Michele M. Magnuson

COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth certain information about our executive officers and their respective ages as of December 31, 2024. Officers are elected by the Board to hold office until their successors are elected and qualified or such officer’s earlier death, resignation, or removal.

Thomas M. Prame	55
Chief Executive Officer and President of Horizon and the Bank since June 1, 2023 and President of each since August 15, 2022; Executive Vice President at First Midwest Bancorp from May 2012 to March 2022. As previously disclosed, on January 17, 2023, the Board approved the appointment of Thomas M. Prame to serve as the Chief Executive Officer of both Horizon and the Bank, effective as of June 1, 2023.

John R. Stewart	44
Executive Vice President and Chief Financial Officer since May 2024; Executive Vice President and Deputy Chief Financial Officer, First Interstate Bancsystem, Inc. from March 2021 to May 2024; Portfolio Manager, Verition Fund Management LLC from April 2020 to March 2021; Sub-sector Portfolio Manager, Balyasny Asset Management from December 2016 to March 2020; Senior Analyst, Millennium Management from February 2013 to November 2016; Senior Analyst, Maltese Capital Management from May 2005 to February 2013.

Mark E. Secor	58
Executive Vice President of Horizon since January 2014; Chief Administration Officer since May 2024; Chief Financial Officer and Executive Vice President of Horizon and the Bank from January 2009 to May 2024.

Kathie A. DeRuiter	63
Executive Vice President of Horizon and Senior Bank Operations Officer since January 2014; Senior Vice President, Senior Bank Operations Officer from January 2003 to January 2014; Vice President, Senior Bank Operations Officer from January 2000 to January 2003.

Todd A. Etzler	58
Executive Vice President and Chief Legal and Risk Officer since July 2023; General Counsel from January 2021 to July 2023; Senior Vice President and General Counsel from July 2018 to December 2020; Vice President and General Counsel from March 2017 to July 2018; Corporate Secretary since January 2018.

Lynn M. Kerber	56	Executive Vice President and Senior Commercial Credit Officer since January 2021; Senior Vice President and Senior Commercial Credit Officer from May 2018 to December 2020.
Executive Summary

The Compensation Discussion and Analysis describes and analyzes the compensation of Horizon’s named executive officers. Horizon’s compensation program is designed to align executive officer compensation with Horizon’s annual and long-term performance and with the interests of Horizon’s shareholders. The development of compensation programs and benefit plans for senior executives, along with specific compensation decisions for the named executive officers, is the responsibility of the Compensation Committee of the Board. The Compensation Committee is assisted from time to time by an independent compensation consultant, whose duties are detailed in this Proxy Statement. The Compensation Committee utilizes benchmark data obtained from industry publications and the compensation consultant to assist in determining the reasonableness of Horizon’s pay programs, the direction of Horizon’s total compensation as compared with Horizon’s performance and in making compensation decisions on named executive officers.

The Compensation Committee, with input from the Board of Directors, annually evaluates the Chief Executive Officer’s performance in comparison to corporate goals and objectives and determines and approves the Chief Executive Officer’s compensation based on achievement of those goals and objectives. The Chief Executive Officer evaluates the performance of the other named executive officers in comparison to goals and recommends to the Compensation Committee a base salary change for each named executive officer based on achievement of their goals and objectives. The Compensation Committee makes the final decision on the other named executive officers’ compensation.

This Compensation Discussion and Analysis also includes information about the ratio of Horizon’s Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all other Horizon employees.

Overview of 2024 Compensation Process and Programs

2024 Compensation Program

The Compensation Committee sets the compensation of all named executive officers of Horizon, including that of the Chief Executive Officer. Compensation is composed of several segments, including base salary, short-term incentives, and long-term incentives. The Compensation Committee compares all executive compensation, including that of the Chief Executive Officer, to the compensation paid to persons holding the comparable position in similar financial institutions.

In determining the 2024 compensation for the Chief Executive Officer, Chief Financial Officer and other top officers, the Compensation Committee relied in part upon the analysis provided by the 2023 FW Cook report delivered in December 2023. The Compensation Committee’s review included a study of base pay, bonus, and long-term compensation.
Horizon’s peer group for purposes of the 2023 FW Cook report included the following companies:

1st Source Corporation	German American Bancorp, Inc.	Old Second Bancorp, Inc.
(South Bend, IN)	(Jasper, IN)	(Aurora, IL)

Byline Bancorp	Great Southern Bancorp	Park National Corporation
(Chicago, IL)	(Springfield, MO)	(Newark, OH)

Community Trust Bancorp	Independent Bank Corporation	Peoples Bancorp
(Pikeville, KY)	(Ionia, MI)	(Marietta, OH)

City Holding Company	Lakeland Financial	Premier Financial Corp.
(Charleston, WV)	(Warsaw, IN)	(Defiance, OH)

Farmers National Banc Corp.	Mercantile Bank	QCR Holdings
(Canfield, OH)	(Grand Rapids, MI)	(Moline, IL)

First Busey Corporation	Midland States Bancorp	Stock Yards Bancorp, Inc.
(Champaign, IL)	(Effingham, IL)	(Louisville, KY)

First Mid Bancshares, Inc.	MidWestOne Financial Group, Inc.
(Mattoon, IL)	(Iowa City, IA)

The Named Executive Officers

The following discussion of compensation focuses on the compensation of the executive officers who are named in the Summary Compensation Table below because of their positions and levels of compensation (referred to throughout this Proxy Statement as the “named executive officers”). The named executive officers and their positions with Horizon and Horizon Bank during 2024 are as follows:

Name	Position
Thomas M. Prame	President and Chief Executive Officer of Horizon and Horizon Bank

John R. Stewart(1)	Executive Vice President and Chief Financial Officer of Horizon and Horizon Bank

Mark E. Secor(2)	Executive Vice President and Chief Administration Officer of Horizon and Horizon Bank; Former Chief Financial Officer of Horizon and Horizon Bank

Kathie A. DeRuiter	Executive Vice President of Horizon and Horizon Bank; Senior Operations Officer of Horizon Bank

Lynn M. Kerber	Executive Vice President of Horizon and Horizon Bank; Chief Commercial Banking Officer of Horizon Bank

Todd A. Etzler	Executive Vice President, Chief Legal and Risk Officer & Corporate Secretary

(1)	Mr. Stewart was appointed Executive Vice President and Chief Financial Officer of Horizon and Horizon Bank effective as of May 20, 2024.
(2)
As previously disclosed, Mr. Secor served as Executive Vice President and Chief Financial Officer of Horizon and Horizon Bank until May 20, 2024, at which time he transitioned into his current role as Executive Vice President and Chief Administration Officer of Horizon and Horizon Bank.

Annual Advisory Vote on Executive Compensation

At the 2024 Annual Meeting, Horizon provided shareholders with a separate, advisory shareholder “say-on-pay” vote to approve the compensation of the named executive officers. At that meeting 96.5% of Horizon’s common shares that were cast on the proposal (excluding abstentions) were voted in favor of Horizon’s compensation of those executive officers as disclosed in the proxy statement. Following the 2024 vote, the Board of Directors considered whether any changes should be implemented in connection with Horizon’s compensation policies and decisions. The Board believes that the high percentage of shares voting in support of the say-on-pay proposal indicated that shareholders approve the work of Horizon’s Compensation Committee and that shareholders consider Horizon’s executive compensation programs to be aligned with shareholders’ interests. Given the significant shareholder support, the Board and Compensation Committee concluded that Horizon’s executive compensation is aligned with shareholders’ interests and, therefore, no additional action was taken in response to the outcome of the advisory vote on executive compensation. At the 2025 Annual Meeting, shareholders again will have the opportunity to vote, in an advisory capacity, on Horizon’s named executive officer compensation (see “Proposal 2: Advisory Vote to Approve Executive Compensation” below).

Advisory Vote on Frequency of the Advisory Vote on Executive Compensation

At the 2024 Annual Meeting, shareholders voted in an advisory vote to recommend the frequency at which Horizon should present shareholders with the opportunity to participate in an advisory say-on-pay vote on Horizon’s executive compensation. Horizon’s Board of Directors recommended an annual vote. Shareholders voted on whether the say-on-pay votes should be held every one, two or three years. Of Horizon’s common shares voted in 2024 on that frequency proposal (excluding abstentions), 92% of those common shares were voted in favor of holding future say-on-pay votes on an annual basis, as the Board of Directors recommended. In light of that result and other factors that the Board has considered, Horizon will continue to hold say-on-pay votes on an annual basis. The advisory vote on the frequency of say-on-pay votes is required to occur at least every six years and will occur next in 2030.

Compensation Risk

As discussed under the caption “Risk Management and Compensation Policies and Practices” in the Corporate Governance section above, Horizon’s Risk Manager, who serves as the senior risk officer, meets with the Board of Directors and the Audit and Compensation Committees to review Horizon’s compensation and other risks and to address how to mitigate and monitor such risks.

Horizon’s long-term business objectives require that Horizon increase revenues year-over-year, maintain profitability in each year, increase market share and demonstrate sound enterprise risk management. Horizon believes that if it is successful in achieving these objectives, the results will inure to the financial benefit of Horizon’s shareholders. Accordingly, Horizon has designed its executive compensation program to reward its executives for achieving annual and long-term financial and business results that meet these objectives. Specifically, the amount of incentive compensation received by Horizon’s executive officers is directly related to Horizon’s and to an individual executive’s performance results. Horizon recognizes that the pursuit of these objectives may lead to behaviors that focus executives on their individual enrichment rather than Horizon’s long-term welfare. If this were to occur, it could weaken the link between pay and performance and result in less of a correlation between the compensation delivered to Horizon’s executives and the return realized by Horizon’s shareholders. Accordingly, Horizon has designed its executive compensation program to limit and mitigate these possibilities and ensure that its compensation practices and decisions are consistent with Horizon’s risk profile.

The Compensation Committee has had in place since 2003 certain rules that provide it with considerable latitude in determining whether or not bonuses should be paid. The Compensation Committee believes these rules protect the shareholders and help mitigate the possibility that executive officers will take any undue risks. The rules are as follows:

•The Compensation Committee may unilaterally amend, modify, or cancel the plans at any time at its sole discretion.

•Executive officers will be paid bonuses only if they are in good standing with Horizon and are not under a performance warning, suspension, or individual regulatory sanction.

•The Compensation Committee or its designee is to review and approve all executive officer bonuses prior to payment.

Overview of Compensation Elements and Mix

We have included in this section and the table below a brief overview of the primary elements of Horizon’s compensation plan for the Chief Executive Officer and other named executive officers. A more in-depth discussion of the compensation elements and mix follows in “Detailed Discussion of Compensation Elements.”

Pay Element	Role	Key Factors
Base Salary	•Provides the only fixed element of compensation	•Responsibilities, skills, experience and demonstrated performance •Competitive with comparable peers
Annual Performance –Based Cash Incentive Compensation (i.e., pay for results)	•Reward performance if, and only to the extent, that Horizon met financial and non–financial objectives •Focuses executives on annual objectives that support long–term strategy and value creation
•Determined pursuant to the Executive Officer Bonus Plan, which sets pre-established corporate financial and individual performance objectives

•Achievement of short-term and long-term corporate and individual performance metrics

•Executive must be in good standing with Horizon and not under any regulatory sanction

•Competitive with comparable peers

Long–Term Performance–Based Equity and/or Cash Incentive Compensation
•Reinforces the need for long-term sustained financial and stock price performance

•Aligns interests of executives with shareholders

•Encourages retention

•Focus on performance-based awards reduces the incentive and manages the risk that executives could engage in risky behavior to drive up the price of common shares

•Encourages and facilitates stock ownership

•Achievement of performance goals during a performance period, all as set by the Compensation Committee (generally based on a comparison of Horizon’s average performance over the performance period for the return on common equity, compounded annual growth rate of total assets, and return on average assets, all relative to the average performance for publicly traded banks with total assets between $5-10 billion on the SNL Bank Index)

•Competitive with comparable peers

Retirement and Other Benefits	•Supports the health and security of executives •Enhances executive productivity	•Competitive with comparable peers
Limited Perquisites	•Promote Horizon’s presence in the marketplace through memberships	•Value to Horizon

To encourage appropriate decision-making and facilitate the alignment of the interests of Horizon’s executives with those of Horizon and its shareholders, Horizon’s executive compensation program includes “at risk” compensation, as discussed below in “Detailed Discussion of Compensation Elements.” Horizon believes that the allocation of at-risk compensation for annual cash incentives is reasonable for Horizon given its business objectives and is comparable to that of Horizon’s peer group.

Detailed Discussion of Compensation Elements

Base Salary

Salaries of all executive officers, including the Chief Executive Officer, are governed by Horizon’s formal salary administration program, which is updated each year. The salary administration program involves consideration of an executive officer’s position, responsibility, and performance as determined in the detailed annual performance reviews discussed above.

The salaries of Thomas M. Prame, Chief Executive Officer, and John M. Stewart, Executive Vice President and Chief Financial Officer, are also impacted by written employment agreements with Horizon and Horizon Bank. Mr. Secor’s employment agreement, effective November 6, 2023, expired May 20, 2024.

In connection with his appointment as Chief Executive Officer, Mr. Prame entered into an amended and restated employment agreement on May 18, 2023, effective June 1, 2023, which provides that Mr. Prame will receive an annual base salary of $600,000, to be reviewed and potentially increased annually (but not decreased) by Horizon’s Compensation Committee. In connection with Mr. Stewart’s appointment as Executive Vice President and Chief Financial Officer, he entered into an employment agreement effective as of May 20, 2024, which provides that Mr. Stewart will receive an annual base salary of $440,000, to be reviewed and potentially increased annually (but not decreased) by Horizon’s Compensation Committee. Other provisions of the agreements are discussed below following the Summary Compensation Table and in the discussion of “Potential Payments Upon Termination or Change in Control.”

The Compensation Committee compares the salary of each executive officer to those salaries being paid to executive officers in similar positions in organizations of comparable size in the Midwest. Salary ranges are then computed from that data for each Horizon executive officer position. Salary increases are calculated based on individual performance rating, where the executive officer’s base salary falls within the executive officer’s respective salary range, benchmark data, total compensation in comparison to peer compensation mix, and Horizon’s salary matrix.

Mr. Prame’s base salary as President and CEO did not change from his June 1, 2023 employment agreement. It was determined that his base salary would be reviewed for 2025 after completing more than one year in the role.

The salary increases for 2024 for the other named executive officers (other than Mr. Stewart, who was appointed in the middle of the fiscal year) ranged from 3.50% to 9.50%. Mr. Secor’s base salary remained $347,110 until May 20, 2024 and adjusted to $300,000 when Mr. Secor assumed his new role as Chief Administration Officer; Ms. DeRuiter’s salary was increased to $335,837 from $324,480 (3.50%); Ms. Kerber’s salary was increased to $355,306 from $324,480 (9.50%), and Mr. Etzler’s salary was increased to $272,944 from $254,658 (7.18%). The salary increases were based on the Compensation Committee’s in-depth review of FW Cook’s 2023 compensation reports in conjunction with Horizon’s standard salary administration program as outlined above, pursuant to which the Compensation Committee takes into consideration the individual performance rating, where the executive officer’s base salary falls within their respective salary range, benchmark data, total compensation in comparison to peer, compensation mix and Horizon’s salary matrix. The salary matrix takes into account both the performance review rating and the employee’s current salary, with respect to the salary range, in determining the percentage increase.

Annual Performance–Based Cash Incentive Compensation

After consultations with compensation consultant FW Cook in 2003, the Compensation Committee of the Board of Directors of Horizon adopted an Executive Officer Bonus Plan. The Bonus Plan permits executive officers to earn, as a cash bonus, a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. The following named executive officers, Messrs. Prame, Secor, Stewart, and Etzler, and Mses. DeRuiter and Kerber currently participate in the 2024 Bonus Plan. Participants in the Bonus Plan are not eligible to participate in any other short-term cash incentive plan offered by Horizon.

To receive a bonus under the Bonus Plan, the executive officer must be employed by Horizon or one of its subsidiaries on the date the annual bonus payment is made and must be in good standing with Horizon. If the executive officer retires or dies after earning an annual bonus at the end of the measuring period, then the executive officer (or the estate) will still be eligible to receive the bonus. The Compensation Committee may adjust or amend the Bonus Plan at any time in its sole discretion. All executive officers’ bonuses are subject to final approval by the Compensation Committee or its designee, and bonus payments are subject to Horizon’s receipt from its independent accountants of an unqualified audit opinion on Horizon’s most current year-end financial statements. Mr. Prame’s and Mr. Stewart’s bonuses are paid in accordance with their employment agreements, which provide that they may participate in all incentive compensation plans and programs generally available to executive officers.

As approved by the Compensation Committee, Horizon’s bonus matrices for executive officers are divided into two parts, short-term and long-term metrics, Part A and Part B, respectively, with total bonus opportunities weighted fifty percent each. The metrics are a mix of financial and strategic objectives. Part A metrics place heavier weight on financial outcomes in order to align bonus payouts with shareholders’ interests for the given year. Part B metrics place heavier weight on strategic outcomes, positioning Horizon for future success and, enterprise risk management to align with shareholders’ long-term interests. Bonus calculations for financial outcomes are based on quantifiable targets and, for non-financial targets, on observations by Horizon’s Chief Executive Officer, the Compensation Committee, and the Board of Directors in comparison to Horizon’s strategic plan.

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The weightings for Horizon’s 2024 bonus matrix for each named executive officer are as follows:

Named Executive Officer & Category	Short–Term Metric Weighting “Part A”	Long–Term Metric Weighting “Part B”
President and Chief Executive Officer (Mr. Prame)
Financial Outcome of Horizon (Net Income & Efficiency)	70%
Positioning Horizon for Future Success		70%
Enterprise Risk Management	30%	30%
Executive Vice President and Chief Financial Officer (Mr. Stewart)
Financial Outcome of Horizon (Net Income & Efficiency)	60%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	20%	60%
Project Management	20%	20%
Executive Vice President and Chief Administration Officer (Mr. Secor)
Financial Outcome of Horizon (Net Income & Efficiency)	60%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	20%	60%
Project Management	20%	20%
Executive Vice President and Senior Operations Officer (Ms. DeRuiter)
Financial Outcome of Horizon (Net Income & Efficiency)	50%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	25%	40%
Project Management	25%	20%
Professional Development		20%
Executive Vice President and Chief Commercial Banking Officer (Ms. Kerber)
Financial Outcome of Horizon (Net Income & Efficiency)	30%
Financial Outcomes for Areas of Direct Responsibility	45%
Positioning Horizon for Future Success		30%
Enterprise Risk Management	15%	70%
Project Management	10%
Executive Vice President, Chief Legal and Risk Officer & Corporate Secretary (Mr. Etzler)
Financial Outcome of Horizon (Net Income & Efficiency)	60%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	20%	60%
Project Management	20%	20%

The Compensation Committee also approved a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specifies the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved. The Compensation Committee sets the financial target awards to be challenging, but reasonably attainable.

The other non-financial measurements include the following: enterprise risk management; compliance with rules, regulations, and good internal controls; positioning Horizon for long-term growth; organizational development, retention and attracting good talent; and project management. The weightings for each measurement vary dependent upon the overall responsibilities and primary goals of each executive officer. Non-

financial results are compared with Horizon’s strategic plan and scored based on the observations of the Chief Executive Officer, Compensation Committee, and the Board of Directors. Scores range from does not meets, meets, exceeds, or far exceeds expectations.

For 2024, the named executive officers who participated in the Bonus Plan could have earned as a maximum bonus the following percentages of their base salaries: Mr. Prame, 85%; Mr. Stewart, 70%; Mr. Secor, 55%; Ms. DeRuiter, 55%; Ms. Kerber, 55%; and Mr. Etzler, 55%. Each named executive officer had as a short-term performance goal the achievement of a specified level of financial outcomes for the year, with the weighting of such goals for 2024 being 70% for Mr. Prame; 60% for Mr. Stewart; 60% for Mr. Secor; 50% for Ms. DeRuiter; 75% for Ms. Kerber; and 60% for Mr. Etzler. The financial outcome targets focused primarily on Horizon’s earnings, efficiency improvements, or business unit outcomes. The short-term performance goals for each executive officer also included one non-financial metric for enterprise risk management. Long-term performance goals for each executive officer were for enterprise risk management, positioning Horizon for long-term success or project management.

In considering Mr. Prame’s bonuses, the Compensation Committee used established short- and long-term goals for 2024 and compared actual results with goals. The goals compared Horizon’s net income compared to plan, Horizon’s efficiency ratio compared to plan, enterprise risk management, compliance with all rules, laws, regulations, audit standards, reputation of Horizon, positioning Horizon for future growth and expansion, and organizational development including retention and attraction of good talent, efficiency improvement, and continuous learning.

In order to earn a bonus award in 2024, the Bonus Plan’s participants were required to achieve an aggregate weighted score of 80% or higher for long-term goals to earn the long-term portion of the cash bonus and 80% or higher for short-term goals to earn the short-term portion of the cash bonus. If the participant achieved the goals for all categories, the participant’s aggregate weighted score would be 100%.

The amounts of the bonuses actually paid each year under the Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included below in this Proxy Statement. The payouts that Messrs. Prame, Stewart, Secor, and Etzler, and Mses. DeRuiter and Kerber had an opportunity to earn under the Bonus Plan for 2024 are presented below in the Grants of Plan-Based Awards table.

The Compensation Committee has reviewed the Bonus Plan for 2024, and based on that review, the Compensation Committee has concluded that the Bonus Plan, as designed for 2024, aligned the interests of the senior executive officers with those of the shareholders and that the Bonus Plan designs provided several features to mitigate any incentive to the senior executive officers to take undue risks that could threaten the enterprise.

Long–Term Performance–Based Equity and/or Cash Incentive Program

In 2014, Horizon’s shareholders approved the 2013 Omnibus Equity Incentive Plan, which became effective for a ten-year term beginning February 1, 2013, and which was later amended and restated (the “2013 Omnibus Plan”). At the 2018 Annual Meeting, shareholders approved an amended and restated 2013 Omnibus Plan to allow additional stock-based awards. The 2013 Omnibus Plan authorized the issuance of up to 1,556,325 common shares (as adjusted from 691,700 for the November 2016 and June 2018 3-for-2 stock splits).

In 2021, the shareholders approved the Horizon Bancorp, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Omnibus Plan”), which became effective May 6, 2021 and terminates on the earlier of the date Horizon elects to terminate the Plan (which Horizon is permitted to do at any time) or the date all common shares reserved for issuance under the Plan are issued or otherwise deemed issued under the Plan.

A primary reason for adopting the 2021 Omnibus Plan was to replace the 2013 Omnibus Plan, which expired on February 1, 2023, and which contained certain single trigger change-in-control provisions and obsolete share recycling provisions. Awards under the 2013 Omnibus Plan remain outstanding but no new awards may be granted under the 2013 Omnibus Plan.

Horizon reserved 1,787,548 shares of our common stock for future awards under the 2021 Omnibus Plan, which includes 1,400,000 new shares of common stock plus 387,548 shares of common stock remaining and unused in the 2013 Omnibus Plan that were rolled into the 2021 Omnibus Plan.

In general, the majority of the awards granted under the 2021 Omnibus Plan must have a minimum vesting schedule of at least one year. Specifically, at least 95% of the awards granted will have a minimum vesting schedule of one year, subject to acceleration of vesting, to the extent permitted by the Compensation Committee or set forth in the 2021 Omnibus Plan or the applicable award agreement in the event of: (i) a termination of service for death, disability, or retirement; (ii) limited conditions relating to a change in control; and (iii) with respect to cash-based awards and substitute awards, in connection with a corporate transaction, such as a merger or sale of Horizon. Awards granted under the 2021 Omnibus Plan are also subject to Horizon’s clawback policy.

Like Horizon’s prior plans, the Compensation Committee administers the 2021 Omnibus Plan and may grant the following types of awards under the 2021 Omnibus Plan, which may vest on a time basis or pursuant to performance metrics set by the Compensation Committee from time to time:

•Incentive and nonqualified stock options

•Stock appreciation rights

•Restricted stock

•Restricted stock units

The effects on awards granted under the 2021 Omnibus Plan in the event of a change in control of Horizon are discussed below under Potential Payments Upon Termination or Change in Control - Other Benefits Upon Termination or Change in Control.

Horizon’s long-term incentive program was historically based on the grant of stock options and restricted stock, but, in 2014, Horizon began awarding performance-based (not time-based) shares as its preferred form of long-term performance-based equity compensation in addition to the awards of time-based restricted stock. Long-term equity incentives are granted to encourage and facilitate personal stock ownership by executive officers. Horizon believes this strengthens their personal commitment to Horizon and provides them with a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly aligns the officer’s interests with those of Horizon’s shareholders. Horizon also recognizes that equity compensation is an important element of a competitive compensation program. The program utilizes vesting periods and/or long-term performance goals to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees. Horizon does not grant options or stock appreciation rights as part of its long-term incentive program.

With respect to stock ownership, as discussed above, all of the named executive officers must comply with the Ownership Guidelines adopted by the Board of Directors. The Chief Executive Officer must maintain ownership of Horizon common shares having a value equal to at least three times the base salary, and each of the other named executive officers must maintain ownership of common shares having a value equal to at least twice the applicable executive officer’s base salary. For additional details about the Ownership Guidelines, see the “Stock Ownership Guidelines” section above under the “Corporate Governance” heading.

In determining a reasonable level of long-term compensation to be granted executive officers, the Compensation Committee considers data it deems relevant, including the data in the independent reports of analysts and other peer data.

The stock options that have been granted to executive officers are service based and vest in equal annual installments over a three- or five-year period. Awards of restricted stock vest on the third anniversary of the date of grant if the executive officer remains employed by Horizon, Horizon Bank, or any of their affiliates.

The performance shares or units that are awarded become earned and vested based on the achievement of certain performance goals during a performance period as established by the Compensation Committee at the time of each grant (generally three years). The performance goals are based on a comparison of Horizon’s average performance over the performance period for the return on common equity, compounded annual growth rate of total assets, and return on average assets, all relative to the average performance for publicly traded banks with total assets between $5 billion and $10 billion on the SNL Bank Index for the same measures. Each of the three performance goals is weighted roughly equally (34% for return on common equity; 33% for compounded annual growth rate of total assets; and 33% for return on average assets). The payout received by the recipient is determined by whether Horizon achieves the performance goal at a threshold level (50th to 74th percentile relative to the comparative SNL group), a target level (75th to 84th percentile relative to the comparative SNL group), or a maximum level (greater than 84th percentile relative to the comparative SNL group). A performance share award recipient can receive 50% of the award if Horizon achieves the threshold, 100% of the award if Horizon achieves the target, and 125% of the award if Horizon achieves the maximum.

Qualified Retirement Plans

Horizon maintains one tax-qualified retirement plan, the Employees’ Thrift Plan (“Thrift Plan”). The Thrift Plan is a 401(k) plan in which all employees with the requisite hours of service are eligible to participate. The Thrift Plan permits voluntary employee contributions, and Horizon may make discretionary matching and profit sharing contributions. Each eligible employee is vested according to a schedule based upon years of service. Voluntary employee contributions are vested at all times, and Horizon’s discretionary contributions vest over a six-year period. Participants are eligible to receive matching contributions once they have attained age 21 and completed one year of service. Horizon, at its discretion, provides for matching contributions as follows: 100% for the first 2% of a participant’s deferral contribution and 50% for each additional percentage deferred up to a total deferral of 6% (a maximum of 4% matching contribution).

Post–Termination Compensation and Benefits

Upon termination of either Mr. Prame or Mr. Stewart from employment in certain situations not related to a change in control of Horizon, Mr. Prame and Mr. Stewart (but no other named executive officers) will be entitled to certain post-termination compensation and benefits, as provided in their respective employment agreements. Specifically, if Horizon terminates them without “cause” or either executive resigns for “good reason,” then the terminated executive is entitled to additional compensation and benefits, as more fully described below in “Potential Payments Upon Termination or Change in Control.” Horizon and Horizon Bank previously were parties to an employment agreement with Mark E. Secor. As previously disclosed, Mr. Secor transitioned from the role of Executive Vice President and Chief Financial Officer to Executive Vice President and Chief Administration Officer effective May 20, 2024. In connection with this transition, Mr. Secor’s employment agreement expired pursuant to its terms on May 20, 2024.

Horizon Bank entered into an amended Change in Control Agreement with Mr. Prame effective June 1, 2023, a new Change in Control Agreement with Mr. Stewart effective May 20, 2024, an amended Change in Control Agreement with Mr. Secor effective May 20, 2024, and new or amended Change in Control Agreements with Ms. DeRuiter and Mr. Etzler, each effective January 1, 2020, and Ms. Kerber, effective October 1, 2020. Horizon Bank also entered into amendments to the Change in Control Agreements with Mses. DeRuiter and Kerber and Mr. Etzler, each effective December 1, 2022. Pursuant to the Change in Control Agreements, the named executive officers become entitled to post-termination compensation and benefits, as discussed in more detail below in “Potential Payments upon Termination or Change in Control.”

Horizon believes its post-termination compensation and benefits arrangements are necessary in order to attract and retain experienced and talented executive officers in Horizon’s industry, are comparable to arrangements offered by its industry peers, and are consistent with Horizon’s philosophy and compensation objectives.

The Horizon Bancorp Supplemental Executive Retirement Plan (“Frozen SERP”), a nonqualified deferred compensation plan, was originally effective January 1, 1993, and was frozen effective December 31, 2004. The Frozen SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Internal Revenue Code (the “Code”) and to permit the deferral of additional compensation. The Frozen SERP is designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and to be exempt from the requirements of Code Section 409A. The Frozen SERP is administered by the Compensation Committee. Prior to January 1, 2005, a participant in the Frozen SERP could elect each year to defer a percentage of the participant’s total cash compensation. Each year, the Compensation Committee, in its discretion, could elect to have Horizon match the amounts deferred by each participant under the Frozen SERP up to a maximum match of $25,000. The Compensation Committee could also make supplemental contributions in any amount determined by the Compensation Committee in its discretion.

Interest is credited on a participant’s deferred account balance in the Frozen SERP at the five-year U.S. Treasury Bond rate published in The Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee can require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled, or retires after reaching age sixty-five. Participants or their designated beneficiaries will begin to receive payments under the Frozen SERP within thirty days after the participant’s separation from service. Participants may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the Frozen SERP.

The Frozen SERP was amended effective January 1, 2010, to permit a participant’s account assets to be invested in Horizon common shares, and amended effective December 19, 2017, to allow distributions under the Frozen SERP to be made in cash, Horizon common shares, or a combination of both. Participants in the Frozen SERP may change their investment election option once a year.

No additional amounts, except earnings, accrued to the named executive officers under the Frozen SERP since 2019.

Horizon adopted the Horizon Bancorp 2005 Supplemental Executive Retirement Plan (“2005 SERP”) to replace the Frozen SERP effective January 1, 2005. As with its predecessor, the 2005 SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Thrift Plan due to benefit limits imposed by the Code and to permit the deferral of additional compensation. The 2005 SERP is also designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Code Section 409A, and the 2005 SERP is administered by the Compensation Committee. A participant in the 2005 SERP may elect to defer a percentage of the participant’s total cash compensation each year. The 2005 SERP maximum deferral percentage is limited to 25%. As discussed below, the 2005 SERP has been replaced by a new Deferred Compensation Plan effective January 1, 2025, but the 2005 SERP will continue to govern participant accounts established under the 2005 SERP.

Each year, the Compensation Committee, in its discretion, may elect to have Horizon match the amounts deferred by each participant under the 2005 SERP up to a maximum match of $25,000 for years prior to 2017 and $35,000 for 2017 and beyond. The Compensation Committee may change the match limit prior to the beginning of any year. The Compensation Committee may also make supplemental contributions in any amount it determines in its discretion.

Interest is credited on a participant’s deferred account balance in the 2005 SERP at the five-year U.S. Treasury Bond rate published in The Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee may require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled, or retires after reaching age sixty-five. Participants may specify the date or event upon which they or their designated beneficiaries will begin to receive payment under the 2005 SERP and may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the 2005 SERP.

In December 2009, the Board of Directors approved a second SERP investment alternative in the form of Horizon common shares. In December 2017, the 2005 SERP was amended to confirm that distributions can be made in cash, Horizon common shares, or a combination of both. In December 2024, the Board of Directors amended and restated the SERP to remove all investments in Horizon common shares and remove the ability to further invest in Horizon common shares.

Participants in the 2005 SERP may change their investment election option once a year.

Horizon’s contributions allocated to the named executive officers under the 2005 SERP for 2024, 2023, and 2022 are included in the All Other Compensation column of the Summary Compensation Table appearing below.

On December 17, 2024, Horizon adopted the Horizon Bancorp Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) to be effective as of January 1, 2025. The Deferred Compensation Plan amends and restates, in its entirety, the 2005 SERP and makes conforming amendments to supporting agreements. The Deferred Compensation Plan is administered by the Compensation Committee of the Board. Similar to the 2005 SERP, only certain members of management and highly compensated employees of Horizon and its affiliates, including Horizon Bank, are eligible to participate in the Deferred Compensation Plan. The plan is intended to provide eligible participants with supplemental retirement benefits to help recompense those employees for benefits reduced under the Company’s Thrift Plan due to benefit limits imposed by the Code and to permit the deferral of additional compensation. An eligible participant in the Deferred Compensation Plan may elect to defer a percentage of the participant’s total cash compensation each year, with the maximum deferral percentage limited to 90% of the participant’s base salary and 90% of the participant’s performance-based bonus. Each year, the Compensation Committee also may elect to have Horizon match the amounts deferred by each participant. Participant accounts will be credited with an investment return determined as if the account were invested in one or more investment funds made available by the Compensation Committee and elected by the participant. Horizon common shares are not an investment alternative under the Deferred Compensation Plan. Participant accounts will be distributed upon a separation from service, death, or disability. A participant may also elect to receive an in-service distribution, as well as a lump sum distribution if the participant experiences an unforeseeable emergency. A change in control is not a qualifying distribution event.

Amounts credited to the 2005 SERP will continue to be held in the 2005 SERP. However, new participants will no longer be accepted into the 2005 SERP. The accounts of each participant in the 2005 SERP as of January 1, 2025 will continue to be credited and will receive interest credits as set forth therein, and the accounts will be paid out according to the terms of the 2005 SERP and each participant’s distribution elections. Horizon common shares are no longer an investment alternative under the 2005 SERP. All other rights, limitations, and restrictions in the 2005 SERP will continue to apply to each participant’s account thereunder.

Perquisites and Other Personal Benefits

Horizon provides minimal perquisites and other personal benefits to its executive officers.

Pay Ratio Disclosure

Horizon has determined the relationship of the annual total compensation of our employees and the annual total compensation of Thomas M. Prame, Horizon’s Chief Executive Officer. For 2024, our last completed fiscal year, (i) the median of the annual total compensation of all employees (other than Mr. Prame) was $45,159; and (ii) the annual total compensation of Mr. Prame, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,640,847.

Based on this information, for 2024, the ratio of the annual total compensation of Mr. Prame to the median of the annual total compensation of all employees was 36.3 to 1; in other words, Mr. Prame’s annual total compensation was 36.3 times that of the median of the annual total compensation of all employees.

To identify the “median employee” of Horizon this year (and as we have done each year in the past), we identified all full-time and part-time employees of Horizon as of December 31, 2024, excluding Mr. Prame, leased employees, or independent contractors. We then used the employees’ base salary (or wages and overtime for non-salaried employees) plus bonus, on a non-annualized basis for those employed for less than all of 2024, in order to determine annual cash compensation on a consistent basis, and then we ranked all the employees by compensation amount in order to identify the median employee. We believe the use of total cash compensation for all employees is a reasonable and consistently applied compensation measure because we do not widely distribute annual equity awards to employees and all employees participate in Horizon’s Thrift Plan on an equal basis.

Once we identified the median employee, we computed the median employee’s annual total compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which is the same methodology we use for our named executive officers as set forth in the Summary Compensation Table included in this Proxy Statement.

To determine Mr. Prame’s annual total compensation, we used the amount reported in the “Total” column of the Summary Compensation Table included in this Proxy Statement.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee and in calculating the pay ratio allow companies to adopt a variety of methodologies, exclusions and assumptions that reflect their employee populations and compensation practices. As such, the pay ratio reported by other companies, including companies in our peer group, may not be comparable to the pay ratio reported above.

This information is provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of Horizon. For further information concerning how Horizon aligns executive compensation with Horizon’s performance, see “Compensation Discussion and Analysis.”

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Summary Compensation Table Total for Principal Executive Officer (PEO)		Compensation Actually Paid (CAP)		Average Summary Compensation		Value of Initial Fixed $100 Investment Based On			Company Selected Measure (CSM):
Year	First CEO(1)	Second CEO (2)	First CEO (3)	Second CEO (3)	Table Total for Non-PEO NEOs(4)	Actually Paid to Non-PEO NEOs(5)	Company Total Shareholder Return (TSR) (6)	Peer Group TSR (7)	Net Income (in Millions) (8)	Return on Average Assets (9)
2024	N/A	$1,640,847	N/A	$1,901,962	$839,172	$951,386	104.69	132.44	$35.4	0.45%
2023	$1,993,309	1,110,057	$2,159,459	1,178,271	560,562	564,155	100.47	100.70	28.0	0.36%
2022	1,328,910	N/A	991,735	N/A	648,922	550,248	63.12	81.23	93.4	1.24%
2021	1,402,359	N/A	1,697,391	N/A	660,875	787,483	138.19	144.69	87.1	1.34%
2020	1,281,359	N/A	1,170,072	N/A	597,260	584,487	86.18	90.39	68.5	1.22%

(1)
Amounts reported in this column and others related to the "First CEO" are for Craig M. Dwight, who served as Chief Executive Officer of Horizon until his retirement from the Company on June 1, 2023. The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Dwight for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”) as set forth in the definitive proxy statement of Horizon covering the fiscal year indicated, as filed with the SEC.

(2)
Amounts reported in this column and others related to the "Second CEO" are for Thomas M. Prame, who succeeded Mr. Dwight as Chief Executive Officer of the Company upon Mr. Dwight's retirement. The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Prame for 2024 and 2023 in the “Total” column of the Summary Compensation Table (“SCT”) as set forth in this proxy statement. See “Executive Compensation – Executive Compensation Tables – Summary Compensation Table for 2024.”

(3)
The dollar amounts reported in columns (c) represent the amount of “compensation actually paid” to Mr. Dwight and Mr. Prame, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Dwight and Mr. Prame during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Dwight’s and Mr. Prame's total compensation for each year to determine the compensation actually paid:

Compensation Actually Paid to First CEO
Year	Salary (A)	Stock Awards (B)	Non–Equity Incentive Plan Compensation (C)	All Other Compensation (D)	SCT Total (E)	Deductions from SCT Total (F)	Additions to SCT Total (G)	CAP
2024	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2023	$342,118	$844,977	$—	$806,214	$1,993,309	$(844,977)	$1,011,127	$2,159,459
2022	635,000	419,969	190,500	83,441	1,328,910	(419,969)	82,794	991,735
2021	605,000	284,980	438,625	73,754	1,402,359	(284,980)	580,012	1,697,391
2020	585,000	260,000	365,625	70,734	1,281,359	(260,000)	148,713	1,170,072

Compensation Actually Paid to Second CEO
Year	Salary (A)	Stock Awards (B)	Non–Equity Incentive Plan Compensation (C)	All Other Compensation (D)	SCT Total (E)	Deductions from SCT Total (F)	Additions to SCT Total (G)	CAP
2024	$600,000	$549,996	$405,000	$85,851	$1,640,847	$(549,996)	$811,111	$1,901,962
2023	580,769	299,981	176,771	52,536	1,110,057	(299,981)	368,195	1,178,271

(A)
The dollar amounts in the “Salary” columns are the amounts reported for Mr. Dwight and Mr. Prame for each corresponding year in the “Salary” column of the CTSCT, as set forth in the proxy statement covering the corresponding year, as filed with the SEC.

(B)
The dollar amounts in the “Stock Awards” columns are the amounts reported for Mr. Dwight and Mr. Prame for each corresponding year in the “Stock Awards” column of the SCT, as set forth in the proxy statement covering the corresponding year, as filed with the SEC.

(C)
The dollar amounts in the “Non-Equity Incentive Plan Compensation” columns are the amounts reported for Mr. Dwight and Mr. Prame for each corresponding year in the “Non-Equity Incentive Plan Compensation” column of the SCT, as set forth in the proxy statement covering the corresponding year, as filed with the SEC.

(D)
The dollar amounts in the “All Other Compensation” columns are the amounts reported for Mr. Dwight and Mr. Prame for each corresponding year in the “All Other Compensation” column of the SCT, as set forth in the proxy statement covering the corresponding year, as filed with the SEC.

(E)
The dollar amounts in the “SCT Total” columns are the amounts reported for Mr. Dwight and Mr. Prame for each corresponding year in the “Total” column of the SCT, as set forth in the proxy statement covering the corresponding year, as filed with the SEC.

(F)
The dollar amounts in the “Deductions from SCT Total” columns are the total of the amounts reported for Mr. Dwight and Mr. Prame in the “Stock Awards” and “Option Awards” columns, as applicable, in the SCT for the applicable year.

(G)
The dollar amounts in the “Additions to SCT Total” column reflect the addition (or subtraction, as applicable) of the following equity award adjustments for Mr. Dwight and Mr. Prame for the applicable year: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

(4)
The dollar amounts reported in column (d) represent the average of the amounts reported for Horizon’s named executive officers (NEOs) as a group (excluding Mr. Dwight and Mr. Prame) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Dwight and Mr. Prame) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, John R. Stewart, Mark E. Secor, Kathie E. DeRuiter, Lynn M. Kerber, and Todd A. Etzler; (ii) for 2023, Mark E. Secor, Kathie A. DeRuiter, Lynn M. Kerber, and Todd A. Etzler; (iii) for 2022, Mark E. Secor, Thomas M. Prame, Kathie A. DeRuiter, and Lynn M. Kerber; (iv) for 2021, James D. Neff, Mark E. Secor, Dennis J. Kuhn, and Kathie A. DeRuiter; and (v) for 2020, James D. Neff, Mark E. Secor, Dennis J. Kuhn, and Kathie A. DeRuiter.

(5)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Dwight and Mr. Prame), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Dwight and Mr. Prame) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Dwight and Mr. Prame) for each year to determine the compensation actually paid, using the same methodology described above in footnote (2) above:

Compensation Actually Paid to Non–PEO
Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	SCT Total	Deductions from SCT Total	Additions to SCT Total	CAP
2024	$308,903	$279,600	$109,489	$141,180	$839,172	$(279,600)	$391,814	$951,386
2023	312,682	133,020	55,450	59,410	560,562	(133,020)	136,613	564,155
2022	283,549	253,466	69,707	42,200	648,922	(243,466)	154,792	550,248
2021	322,072	128,829	154,413	55,561	660,875	(128,829)	255,437	787,483
2020	310,773	124,293	104,143	58,051	597,260	(124,293)	111,520	584,487

(6)	TSR for Horizon Bancorp, Inc. is cumulative total TSR returns on common share from S&P Global Market Intelligence, respectively for each period.
(7)	Peer Group TSR the SNL Micro Cap Bank Index is illustrated.
(8)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(9)	The percentages reported represent the amount of net income reflected in the Company’s audited financial statements divided by the reported average assets for the applicable year.

Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short- term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•Revenue

•Return on Average Assets

•Relative TSR (the Company’s TSR as compared to a peer group established by the Compensation Committee)

Analysis of the Information Presented in the Pay versus Performance Table

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Total Shareholder Return

The amount of compensation actually paid to Mr. Prame and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Prame) are aligned with the Company’s cumulative TSR over the five years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is a result of a significant portion of the compensation actually paid to Messrs. Prame and Dwight and to the other NEOs being comprised of equity awards. As described in more detail in the section “Compensation Discussion and Analysis,” the Company targets approximately 35 to 60% of the NEO’s base salary to determine the award value of the NEO’s equity awards, including time-based restricted stock and performance-shares.

Compensation Actually Paid and Net Income

The amount of compensation actually paid to Mr. Prame and Dwight and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Prame and Dwight) are generally aligned with the Company’s net income. Between 2021 and 2022 the amount of compensation actually paid to Messrs. Prame and Dwight and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Prame and Dwight) decreased. This was primarily the result of the Company’s stock price decreasing during 2022, which is the primary factor in the decrease. Net income decreased between 2022 and 2023 partially due to the restructure of the balance sheet reducing net income while the amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Prame and Dwight) increased. This was primarily the result of the Company’s stock compensation awarded in the CEO transition, which is the primary factor in the increase. Net income increased between 2023 and 2024 notwithstanding the restructure of the balance sheet in the fourth quarter of 2024 that reduced net income, while the amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Prame) increased. The Company’s stock compensation awarded in the management transition and contract payments are the primary factors in the increase.

Compensation Actually Paid and Return on Average Assets

The amount of compensation actually paid to Mr. Prame and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Prame) are generally aligned with the Company’s return on average assets for the five years presented in the table. Return on average assets increased between 2023 and 2024 notwithstanding that the restructure of the balance sheet, discussed above, reduced net income, while the amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Prame) increased. This increase was primarily the result of the Company’s stock compensation awarded in the management transition and contract payments. The Company uses return on average assets as a performance measure in the performance-shares that are awarded to the NEOs. As described in more detail in the section “Compensation Discussion and Analysis,” the Company targets approximately 33% of the calculation for the NEOs in determining the total award for the performance-shares.

Total Shareholder Return of Horizon and Total Shareholder Return of Peer Group

The Company’s TSR over the five-year period presented in the table is aligned with compensation actually paid when comparing the TSR of the peer group presented over the five years presented in the table. The Company’s TSR during the five years presented in the table, representing the Company’s financial performance, industry performance and market conditions as compared to the companies comprising the peer group were directionally consistent. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Compensation Discussion and Analysis.”

Other Compensation and Compensation-Related Policies

Clawbacks: Recovery of Incentive Compensation under the Dodd–Frank Act

Under the Dodd–Frank Act, the SEC adopted a rule directing national securities exchanges to establish listing standards which provide that companies listed on a national securities exchange must adopt a policy providing for the recovery of incentive–based compensation in the event of an accounting restatement based on erroneous data. Under such a policy, compensation would be recovered, or “clawed back,” from any current or former executive officer of the company who received the incentive–based compensation during the three fiscal years preceding the date on which the company is required to prepare the restatement. The amount to be recovered would be the excess of the amount that would have been paid to the executive officer under the restatement. On October 17, 2023, Horizon adopted a compensation recovery policy that incorporates the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and Nasdaq Listing Rule 5608, as mandated by the Dodd-Frank Act (“Clawback Policy”).

In connection with the preparation of its financial statements for the second quarter of 2024, management corrected a prior computation of the Company’s total capital (to risk-weighted assets), Tier 1 capital (to risk-weighted assets), and Tier 1 capital (to average assets) ratios for purposes of the Company’s consolidated financial statements for holding companies filed with the Federal Reserve (the “Regulatory Filings”), which involved an incorrect classification of the Company’s subordinated notes as Tier 1 capital. This incorrect classification affected the Company's regulatory capital disclosures in certain prior period filings with the SEC, as those disclosures were sourced from the Regulatory Filings. The Company evaluated the effects of the incorrect classification to its previously filed Regulatory Filings and previously issued financial statements in accordance with SEC Staff Accounting Bulletins No. 99 and No. 108 and, based upon qualitative and quantitative factors, determined the errors were not material to the previously filed Regulatory Filings or the previously issued financial statements and disclosures included in our Annual Reports on Form 10-K for the years ended December 31, 2020, 2021, 2022 and 2023, or for any of the quarterly reports included therein or through our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024. The Company has amended its Regulatory Filings for the periods ended March 31, 2024 and December 31, 2023 to reclassify the subordinated notes balance from Tier

1 capital into Tier 2 capital. The correction of the classification had no effect on the Company’s consolidated financial statements and related disclosures or the amounts or disclosure of the regulatory capital ratios of the Bank as included in its call reports.

As a result of our correction of the calculations described above, the Compensation Committee conducted a recovery analysis of erroneously awarded compensation as contemplated by Rule 10D-1 under the Exchange Act and our Clawback Policy. After an analysis of the Clawback Policy and the incentive-based compensation of all officers covered by the Clawback Policy, the Compensation Committee concluded that no incentive-based compensation was calculated or awarded on the Tier 1 or Tier 2 capital or the related regulatory capital ratios; therefore, no recovery of incentive-based compensation was required.

Insider Trading

Horizon’s Insider Trading Policy, effective as amended on March 21, 2023, a copy of which is attached to this Proxy Statement as Exhibit A, has historically identified many prohibited transactions for its directors, officers, employees, family members, and controlled entities, including hedging and monetization transactions and pledging Horizon’s common shares, for which transactions special pre-clearance with a compliance officer was required. This description is qualified in its entirety by reference to the Insider Trading Policy. Shareholders are urged to read the Insider Trading Policy in its entirety.

Anti–Hedging and Anti–Pledging

In December 2017, the Board of Directors adopted an even more aggressive stance with respect to these transactions, believing that hedging and pledging transactions could have the effect of diluting the risks and rewards of stock ownership in Horizon and could cause a director or executive officer to have different objectives from Horizon’s other shareholders.

First, the Board of Directors adopted a stand-alone anti-hedging policy (separate from the insider trading policy) that applies to all directors, executive officers, their family members and controlled entities, prohibiting them from purchasing financial instruments or engaging in activities that could reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any Horizon securities. There are no exceptions.

Also, the Board of Directors adopted a stand-alone anti-pledging policy (separate from the insider trading policy) that applies to the same group as the anti-hedging policy. All pledging, hypothecating, or encumbering of Horizon securities as collateral for any indebtedness is prohibited, including pledging securities as collateral for margin accounts. However, the Corporate Governance and Nominating Committee of the Board of Directors may grant prior approval for a pledge of securities in limited circumstances for loans with a clear purpose for use of the proceeds and a well-defined and identifiable source of repayment. Horizon’s directors and executive officers have not requested any pledging of Horizon securities at this time.

Stock Ownership

As previously discussed, all of the named executive officers must comply with the Ownership Guidelines for stock ownership adopted by the Board of Directors. For additional details about the Ownership Guidelines, see the “Stock Ownership Guidelines” section above under the “Corporate Governance” heading.

Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code, as modified by The Tax Cuts and Jobs Act passed in December 2017, public companies are subject to a $1 million deductibility limit on compensation paid to certain executive officers, including their performance-based compensation which was excluded before tax reform. Awards that were made and subject to binding written contracts in effect on November 2, 2017 are “legacy” under prior law and can still qualify as deductible performance-based compensation even if paid in future years.

Horizon will continue to analyze the effects of Section 162(m) on its compensation programs. In this regard, while the Board and Compensation Committee are mindful of the benefits of the full deductibility of our executive officer’s compensation, the Board and/or Compensation Committee may, in their judgment, authorize compensation payments that are not fully tax deductible to the extent they exceed $1 million, if such payments are appropriate to attract and retain executive talent or to meet other business objectives, in the best interests of Horizon and its shareholders.

EXECUTIVE COMPENSATION TABLES

The following tables provide information on the 2024 compensation for Horizon’s Chief Executive Officer, all individuals serving as Chief Financial Officer, and the other three most highly compensated executive officers of Horizon and Horizon Bank. These six individuals are referred to as the “named executive officers.” Effective May 20, 2024, Mr. Stewart was appointed Executive Vice President and Chief Financial Officer of Horizon and Horizon Bank, and Mr. Secor transitioned from his role as Executive Vice President and Chief Financial Officer to Executive Vice President and Chief Administration Officer of Horizon and Horizon Bank. Due to Messrs. Stewart and Secor both serving as Chief Financial Officer during a part of 2024, they are both included in the compensation tables as individuals who served as principal financial officer during the fiscal year pursuant to Regulation S-K Item 402(a)(3)(ii), and Horizon has included its three most highly compensated executive officers as of the end of 2024 who did not serve as its principal executive officer or principal financial officer at any time during 2024 in the compensation table pursuant to Regulation S-K Item 402(a)(iii). This results in Horizon disclosing six named executive officers for 2024.

Summary Compensation Table for 2024

The table below provides information with respect to the total compensation earned by or paid to the named executive officers for 2024.

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Name and		Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Principal Position			($)(1)	($)(2)	($)(3)	($)(4)	($)(5)		($)
Thomas M. Prame	(6)	2024	600,000	N/A	549,996	405,000	85,851	(8)	1,640,847
President/CEO		2023	580,769	N/A	299,981	176,771	52,536		1,110,056
		2022	200,961	50,000	203,800	—	1,600		456,361

John R. Stewart	(7)	2024	262,308	200,000	1,012,385	155,958	233,632	(9)	1,864,283
Chief Financial Officer

Kathie A. DeRuiter		2024	335,837	N/A	134,327	88,157	65,521	(10)	623,842
EVP, Senior		2023	324,480	N/A	129,788	56,784	63,006		574,058
Operations Officer		2022	312,000	N/A	124,787	117,000	60,687		614,474

Todd A. Etzler		2024	272,944	N/A	109,177	102,354	40,110	(11)	524,585
EVP, Chief Legal and		2023	254,658	N/A	98,966	57,298	39,707		450,629
Risk Officer

Lynn M. Kerber		2024	355,306	N/A	142,109	144,343	69,123	(12)	710,881
EVP, Chief Commercial		2023	324,480	N/A	129,788	73,008	66,500		593,776
Banking Officer		2022	284,233	N/A	313,004	128,127	41,744		767,108

Mark E. Secor		2024	318,119	N/A	—	56,635	297,515	(13)	672,269
EVP, Chief Administration		2023	347,110	N/A	173,538	34,711	68,429		623,789
Officer		2022	337,000	N/A	372,272	33,700	64,769		807,741

(1)	Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon’s Thrift Plan and the 2005 Supplemental Executive Retirement Plan (“SERP”).
(2)
All of the named executive officers are eligible to receive annual bonuses under the Executive Officer Bonus Plan, and if such bonuses are received for a given year, the SEC rules provide that they are to be reported in the Non-Equity Incentive Plan Compensation column of this table.

(3)
The amounts in this column reflect the aggregate grant date fair value of option awards during the last three fiscal years in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in the calculation of the option awards reported in this column, please see Note [20] of the Notes to Consolidated Financial Statements in Horizon’s 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(4)
Messrs. Prame, Stewart, Secor, and Etzler and Mses. DeRuiter and Kerber received payments under Horizon’s Executive Officer Bonus Plan. (For more information about the Bonus Plan and these payments see the discussion above in the Compensation Discussion and Analysis - Annual Performance-Based Cash Incentive Compensation.)

(5)	The individuals named in the table also received certain perquisites, but the incremental costs of providing the perquisites did not exceed the $10,000 disclosure threshold.
(6)
Mr. Prame was appointed Chief Executive Officer of Horizon and Horizon Bank effective as of June 1, 2023, and prior to that he served as President of Horizon and Horizon Bank during 2023. The amounts shown in this table for Mr. Prame for 2023 represent all amounts earned by Mr. Prame for his service as both President and Chief Executive Officer.

(7)	Mr. Stewart was appointed Executive Vice President and Chief Financial Officer of Horizon and Horizon Bank effective as of May 20, 2024.
(8)	For Mr. Prame, includes Horizon’s matching contributions of $13,200 under the Thrift Plan, $27,187 under the SERP and $45,434 in dividends on performance and restricted stock.

(9)	Form Mr. Stewart, includes Horizon’s matching contributions of $5,500 under the Thrift Plan, $25,469 in dividends on performance and restricted stock and $202,663 in reimbursed moving expenses.
(10)	For Ms. DeRuiter, includes Horizon’s matching contributions of $12,905 under the Thrift Plan, $35,000 under the SERP and $17,616 in dividends on performance and restricted stock.
(11)	For Mr. Etzler, includes Horizon’s matching contributions of $11,452 under the Thrift Plan, $14,861 under the SERP and $13,797 in dividends on performance and restricted stock.
(12)	For Ms. Kerber, includes Horizon’s matching contributions of $10,449 under the Thrift Plan, $35,000 under the SERP and $23,674 in dividends on performance and restricted stock.
(13)
For Mr. Secor, includes Horizon’s matching contributions of $13,137 under the Thrift Plan, $35,000 under the SERP, $22,568 in dividends on performance and restricted stock and $226,810 pursuant to payments from employment agreement.

During 2024, Mr. Prame, Mr. Stewart (beginning on May 20, 2024) and Mr. Secor (beginning on November 6, 2023 and expiring on May 20, 2024) had written employment agreements with Horizon providing for them to receive, among other things, base salary, to participate in all other incentive compensation and benefit programs offered to executive officers of Horizon and Horizon Bank, and to receive additional post-termination compensation upon termination or a change in control. No amounts are included in the Summary Compensation Table that reflect amounts paid or accrued to Mr. Prame, Mr. Stewart, or Mr. Secor pursuant to their employment agreements as a result of any termination or change in control.

For a more detailed discussion of the employment agreements, see “Potential Payments Upon Termination or Change in Control” below.

Grants of Plan–Based Awards

The following table presents additional information about non-equity incentive awards and long-term equity incentive awards granted to our named executive officers during 2024.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
	Threshold ($)			Target ($)			Maximum ($)
Name	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total
Thomas M. Prame	$48,750	$48,750	$97,500	$195,000	$195,000	$390,000	$255,000	$255,000	$510,000
John R. Stewart	27,500	27,500	55,000	110,000	110,000	220,000	154,000	154,000	308,000
Kathie A. DeRuiter	14,693	14,693	29,386	58,771	58,771	117,542	92,355	92,355	184,710
Todd A. Etzler	11,941	11,941	23,882	47,765	47,765	95,530	75,000	75,000	150,000
Lynn M. Kerber	15,545	15,545	31,090	62,179	62,179	124,358	97,709	97,709	195,418
Mark E. Secor	13,125	13,125	26,250	52,500	52,500	105,000	82,500	82,500	165,000

		Estimated Future Payouts Under Equity Incentive Plan Award (2)			All Other Option Awards:
Name	Grant Date	Threshold 25% Payout (#)	Target 100% Payout (#)	Maximum 150% Payout (#)	Grant Date Fair Value of Stock and Options Awards ($) (3)

Thomas M. Prame	March 19, 2024	9,259	37,037	55,556	440,000
	March 19, 2024		9,259		109,997
John R. Stewart	May 20, 2024		79,590		1,012,385
Todd A. Etzler	March 19, 2024	1,838	7,352	11,028	87,342
	March 19, 2024		1,838		21,835
Kathie A. DeRuiter	March 19, 2024	2,262	9,046	13,569	107,466
	March 19, 2024		2,261		26,861
Lynn M. Kerber	March 19, 2024	2,393	9,570	14,355	113,692
	March 19, 2024		2,392		28,417
Mark E. Secor		—	—	—	—
			—		—

(1)
The amounts represent the threshold, target, and maximum annual incentive award estimated payouts for the January 1, 2024 – December 31, 2024 performance period. The actual 2024 payout is reported in the 2024 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)
The amounts represent the threshold, target, and maximum share payouts under performance share awards for the January 1, 2024 – December 31, 2026 performance period. The performance share awards are designed to reward the achievement over a three-year performance period of certain performance goals, as described in the Compensation Discussion and Analysis above, under the caption “Long-Term Performance-Based Equity and/or Cash Incentive Program.” The target amount shown represents a 100% payout of the number of shares awarded when the target performance levels are achieved. The amounts shown only at the Target level (without threshold or maximum levels) relate to restricted stock awards that vest on the third anniversary of the date of grant, provided that the employee continues to be employed and in good standing.

(3)	The grant date fair value of restricted stock awards has been computed in accordance with FASB ASC Topic 718.

The non-equity incentive awards were made to the named executive officers under the Executive Officer Bonus Plan. The long-term equity incentive awards were made under the 2021 Omnibus Plan and are described in more detail in the Compensation Discussion and Analysis above. The restricted shares that were granted in 2024 to executive officers are service-based and become earned and vested at the end of a three-year period.

The performance shares that were awarded in 2024 become earned and vested based on the achievement of certain performance goals during a three-year performance period from January 1, 2024 to December 31, 2026, established by the Compensation Committee at the time of the grant. The performance goals are based on a comparison of Horizon’s average performance over the performance period for the return on common equity, compounded annual growth rate of total assets, and return on average assets, all relative to the average performance for publicly traded banks with total assets between $5 billion and $10 billion on the SNL Bank Index for the same measures. Only banks that have reported year-end results by March 1st will be considered for comparison purposes. Each of the three performance goals is weighted roughly equally (34% for return on common equity; 33% for compounded annual growth rate of total assets; and 33% for return on average assets). The payout received by the recipient is determined by whether Horizon achieves the performance goal at a threshold level (50th to 74th percentile relative to the comparative SNL group), a target level (75th to 84th percentile relative to the comparative SNL group), or a maximum level (greater than 84th percentile relative to the comparative SNL group). A performance share award recipient can receive 50% of the award if Horizon achieves the threshold, 100% of the award if Horizon achieves the target, and 125% of the award if Horizon achieves the maximum.

The Compensation Committee has the discretion to make adjustments to the calculations when it deems it warranted due to non-core, non-recurring events and charges, such as those associated with acquisitions and acquisition-related accounting adjustments.

Unless the Compensation Committee determines otherwise, the executive officers are entitled to receive all cash dividends which would have been paid with respect to the performance shares as if they had been actual shares.

Outstanding Equity Awards at Fiscal Year–End 2024

The following table presents information on stock options, restricted stock, and performance shares held by the named executive officers on December 31, 2024.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Thomas M. Prame	N/A	N/A	N/A	N/A	N/A
John R. Stewart	N/A	N/A	N/A	N/A	N/A
Kathie A. DeRuiter	2,407	—	N/A	16.76	March 21, 2027
	2,157	—	N/A	20.11	March 20, 2028
	3,513	—	N/A	16.74	March 19, 2029
Todd A. Etzler	N/A	N/A	N/A	N/A	N/A
Lynn M. Kerber	N/A	N/A	N/A	N/A	N/A
Mark E. Secor	2,809	—	N/A	16.76	March 21, 2027
	2,440	—	N/A	20.11	March 20, 2028
	4,593	—	N/A	16.74	March 19, 2029

(1)	All options have a ten-year life with pro-rata vesting over a three- or five-year period from the grant date.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas M. Prame	24,512	394,888	58,052	935,218
John R. Stewart	79,590	1,282,195	—	—
Kathie A. DeRuiter	5,780	93,116	23,122	372,495
Todd A. Etzler	4,530	72,978	18,123	291,962
Lynn M. Kerber	15,755	253,813	23,024	370,917
Mark E. Secor	14,721	237,155	18,886	304,253

(1)	Consists of awards of time-based restricted stock.
(2)	Consists of awards of performance shares.

Option Exercises and Stock Vested for 2024

The following table presents information on the exercise by named executive officers of stock options during 2024 and the shares of restricted stock and performance share awards held by named executive officers that vested during 2024. On December 31, 2024, performance share awards were not yet determinable for the performance period ended December 31, 2024. A detailed description of how performance shares are earned and vested appears above in the Compensation Discussion and Analysis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. Prame	—	—	—	—
John R. Stewart	—	—	—	—
Kathie A. DeRuiter	—	—	12,065	136,977
Todd A. Etzler	—	—	6,197	70,356
Lynn M. Kerber	—	—	10,726	116,874
Mark E. Secor	—	—	13,520	153,496

(1)
Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share. No options were exercised in 2024.

Nonqualified Deferred Compensation for 2024

The following table presents information on compensation deferred by and matching contributions for each of the named executive officers under either or both the Frozen SERP and 2005 SERP, which plans are discussed above in the Compensation Discussion and Analysis.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas M. Prame	$54,374	$27,187	$5,595	$—	$149,615
John R. Stewart	—	—	—	—	—
Kathie A. DeRuiter	70,000	35,000	179,268	—	1,387,859
Todd A. Etzler	29,722	14,861	26,102	—	204,422
Lynn M. Kerber	80,000	35,000	40,075	—	358,566
Mark E. Secor	70,000	35,000	246,035	—	1,672,224

(1)
Executive contributions are included in the “Salary” column of the Summary Compensation Table and registrant contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Horizon and Horizon Bank have agreements with the named executive officers and plans in which the named executive officers participate that provide for benefits upon the resignation, severance, retirement, or other termination of the named executive officers.

On May 10, 2024, the Board approved the appointment of John R. Stewart to serve as the Executive Vice President and Chief Financial Officer of both Horizon and Horizon Bank, effective as of May 20, 2024. In connection with his appointment as Executive Vice President and Chief Financial Officer, Horizon and Horizon Bank entered into an Employment Agreement with Mr. Stewart, effective as of May 20, 2024. The section below entitled “Employment Agreements” includes a description of the provisions of Mr. Stewart’s employment agreement applicable with respect to a termination of employment.

Mr. Secor was a party to an Employment Agreement, effective November 6, 2023, as amended on May 10, 2024, which expired in accordance with its terms on May 20, 2024. Mr. Secor did not receive any payments from Horizon or Horizon Bank in respect of or upon the expiration of his employment agreement. The amounts paid to Mr. Secor under the provisions of his employment agreement, while it was in effect, are set forth below in the tables below. Mr. Secor remains a party to an Amended and Restated Change in Control Agreement entered into with Horizon Bank dated May 10, 2024, as described in “Change in Control Agreements” below.

Employment Agreements

Amended and Restated Employment Agreement with Thomas M. Prame

Mr. Prame has been employed by Horizon under a written employment agreement since August 2022. In connection with his appointment as Chief Executive Officer, on May 18, 2023, Horizon and Horizon Bank entered into an Amended and Restated Employment Agreement with Mr. Prame, effective as of June 1, 2023 (the “Amended Employment Agreement”).

The table below includes a brief description of the key operative provisions of the Amended Employment Agreement relating to potential payments upon termination of employment, assuming the triggering events giving rise to the payments occurred on December 31, 2024. The Amended Employment Agreement does not provide for any payments to Mr. Prame upon a change in control, because any payments or benefits payable to him upon a change in control are addressed in a Change in Control Agreement for Mr. Prame, as more fully described below in “Change in Control Agreements.”

Key Terms and Conditions	Description
Term	•Rolling 1-year term beginning June 1, 2023 that will be extended annually for another year unless Horizon delivers notice to Mr. Prame that it will not be extended.

Salary & Benefits
•Entitled to a base salary to be reviewed and potentially increased annually (but not decreased) by the Compensation Committee of the Board of Directors.
•Entitled to participate in all incentive compensation and benefit programs generally available to executive officers.

Termination Provisions
•Horizon can terminate the executive for “Cause,” which includes any of the following actions by the executive:
▪Intentional acts of fraud, embezzlement, and dishonesty;
▪Intentional damage causing material harm to Horizon;
▪Material breach of the employment agreement or the Change in Control Agreement;
▪Gross negligence or insubordination; Willful and material violation of Horizon’s written policies or codes of conduct or laws, including related to discrimination, harassment, or illegal or unethical conduct;
▪Conduct that causes (or is reasonably likely to cause) negative publicity, disgrace, embarrassment or disrepute;
▪A conviction for a felony or a misdemeanor involving dishonesty, breach of trust or moral turpitude; or
▪Removal or permanent prohibition of the executive from participating in the conduct of the affairs of a bank or bank holding company under the federal banking laws.

•Mr. Prame has the right to terminate the employment relationship for “Good Reason,” which includes, among other reasons, the following:
▪Office moves more than 30 miles from home, except if in connection with a move of Horizon’s headquarters to a new location;
▪A reduction of 10% or more in salary or total compensation, including benefit plan rights (unless institution–wide reductions and proportionate to other executive officers); or
▪Assignment of materially different duties, reduced responsibilities, or removal from current position or title

•Mr. Prame is required to provide a 60-day written notice before terminating the relationship without “Good Reason.”

•Horizon can terminate Mr. Prame the Amended Employment Agreement for reasons related to the federal and state banking regulations, including situations in which the executive might be prohibited from engaging in banking under the Federal Deposit Insurance Act, or the Bank is found in default or in financial trouble under the Federal Deposit Insurance Act.

Special Compensation Rights Upon Certain Terminations
•In the event Horizon terminates Mr. Prame without “Cause” or he resigns for “Good Reason,” the executive is entitled to the following payments:
▪Base salary through date of termination;
▪An amount equal to two times the then–current annual base salary;
▪An amount equal to two times the average of his cash bonuses for the prior two calendar years; provided that, for 2024, the bonus calculation shall be two times the average of $275,000 plus his 2024 target bonus; Continued participation in group health and life insurance programs for two years, or cash reimbursement in equivalent amount (subject to a ceiling of 110% of Horizon’s standard cost for providing the benefits);
▪Vested and accrued incentive and benefit plan compensation and matching contributions; and
▪Cash reimbursement for reasonable expenses (as determined by the Board) actually incurred by Mr. Prame in searching for new employment during the one-year period following termination, up to $20,000.

•In the event Horizon terminates Mr. Prame with “Cause” or he resigns without “Good Reason,” or he dies or is disabled, Mr. Prame is entitled to the following payments:
▪Base salary through date of termination; and
▪Vested and accrued incentive and benefit plan compensation and matching contributions.

Limitations on Payments
•All payments to Mr. Prame are subject to FDIC restrictions on golden parachutes and indemnification, as well as subject to Internal Revenue Code Section 409A requirements and the deductibility limits of Internal Revenue Code Section 280G.

Conditions to Payments	•Mr. Prame must sign a release of claims in favor of Horizon within 60 days following termination. The release must remain unrevoked during all revocation right periods.

If Mr. Prame’s employment had been terminated by Horizon without cause, or by the executive with good reason as of December 31, 2024, he would have been entitled to a severance amount and other benefits under his employment agreement in the amount of $1,922,346.

If Mr. Prame’s employment had been terminated by Horizon with cause, by the executive without good reason or due to the executive’s death or disability, Mr. Prame, or his estate in the event of death, would have been entitled to base salary through the date of termination and to the payment of vested or accrued amounts under incentive compensation and employee benefits plans and life insurance proceeds. Mr. Prame was not entitled to any benefits other than pursuant to life insurance policies as of December 31, 2024. Therefore, if Mr. Prame’s employment had terminated on December 31, 2024, the only amounts payable would have been life proceeds in the amount of $500,000 to Mr. Prame or to his estate. These amounts exclude stock options and other equity plan awards that vest upon a change in control (and, in the case of stock options and time-based restricted stock, upon retirement, disability or death), which are discussed below in “Other Benefits Upon Termination or Change in Control.”

Employment Agreement with John R. Stewart

In connection with his appointment as Executive Vice President and Chief Financial Officer, on May 10, 2024 Horizon and Horizon Bank entered into an Employment Agreement with Mr. Stewart, which became effective as of May 20, 2024 (the “Stewart Employment Agreement”).

The table below includes a brief description of the key operative provisions of the Stewart Employment Agreement relating to potential payments upon termination of employment, assuming the triggering events giving rise to the payments occurred on December 31, 2024. The Stewart Employment Agreement does not provide for any payments to Mr. Stewart upon a change in control, because any payments or benefits payable to him upon a change in control are addressed in a Change in Control Agreement for Mr. Stewart, as more fully described below in “Change in Control Agreements.”

Key Terms and Conditions	Description
Term	•Rolling 1-year term beginning May 20, 2024 that will be extended annually for another year unless Horizon delivers notice to Mr. Stewart that it will not be extended.
Salary & Benefits
•Entitled to a base salary to be reviewed and potentially increased annually (but not decreased) by the Compensation Committee of the Board of Directors.
•Entitled to participate in all incentive compensation programs generally available to executive officers of Horizon.
•Entitled to participate in Horizon’s benefit plans and programs that are generally available to executive officers during the term, including health, dental and vision insurance; life and disability insurance; sick leave; holidays; and 401(k) plan participation.

Bonus Payments
•Mr. Stewart is eligible to participate in Horizon’s Executive Officer Bonus Plan, subject to the annual approval by the Compensation Committee of the Board.
•Mr. Stewart was paid a signing bonus of $200,000 upon the execution of the Stewart Employment Agreement.
•Mr. Stewart was granted 79,590 shares of restricted stock upon the execution of the Stewart Employment Agreement, which were granted under the 2021 Omnibus Plan which shall vest: (i) 19,897 shares on the one-year anniversary of the date of grant, (ii) 19,897 shares on the two-year anniversary of the date of grant, and (iii) 39,796 shares on the three-year anniversary of the date of grant.

Termination Provisions
•Horizon can terminate Mr. Stewart for “Cause,” which includes any of the following actions by Mr. Stewart:
▪Intentional acts of fraud, embezzlement, and dishonesty;
▪Intentional damage causing material harm to Horizon;
▪Material breach of the employment agreement or Mr. Stewart’s Change in Control Agreement;
▪Gross negligence or insubordination; willful and material violation of Horizon’s written policies or codes of conduct or laws, including related to discrimination, harassment, or illegal or unethical conduct;
▪Conduct that causes (or is reasonably likely to cause) negative publicity, disgrace, embarrassment or disrepute;
▪A conviction for a felony or a misdemeanor involving dishonesty, breach of trust or moral turpitude; or
▪Removal or permanent prohibition of the executive from participating in the conduct of the affairs of a bank or bank holding company under the federal banking laws.

•Mr. Stewart has the right to terminate the employment relationship for “Good Reason,” which includes, among other reasons, the following:
▪Office moves more than 50 miles from home, except if in connection with a move of Horizon’s headquarters to a new location;
▪A reduction of 10% or more in salary or total compensation, including benefit plan rights (unless institution–wide reductions and proportionate to other executive officers); or
▪Assignment of materially different duties, reduced responsibilities, or removal from current position or title.

•Mr. Stewart is required to provide a 60-day written notice before terminating the relationship without “Good Reason”

•Horizon can terminate Mr. Prame the Amended Employment Agreement for reasons related to the federal and state banking regulations, including situations in which the executive might be prohibited from engaging in banking under the Federal Deposit Insurance Act, or the Bank is found in default or in financial trouble under the Federal Deposit Insurance Act

Special Compensation Rights Upon Certain Terminations
•In the event Horizon terminates Mr. Stewart without “Cause” or he resigns for “Good Reason,” the executive is entitled to the following payments:
▪Base salary through date of termination;
▪An amount equal to six months of the then–current annual base salary;
▪An amount equal to 50% of the average of his cash bonuses for the prior two calendar years; provided that, for 2024 and 2025, the bonus calculation shall be 50% of his target bonus or $220,000;
▪Continued participation in group health and life insurance programs for six months, or cash reimbursement in equivalent amount (subject to a ceiling of 110% of Horizon’s standard cost for providing the benefits);
▪Vested and accrued incentive and benefit plan compensation and matching contributions; and
▪Cash reimbursement for reasonable expenses (as determined by the Board) actually incurred by Mr. Stewart in searching for new employment during the one-year period following termination, up to $20,000.

•In the event Horizon terminates Mr. Stewart with “Cause” or he resigns without “Good Reason,” or he dies or is disabled, Mr. Stewart is entitled to the following payments:
▪Base salary through date of termination; and
▪Vested and accrued incentive and benefit plan compensation and matching contributions.

Limitations on Payments
•All payments Mr. Stewart are subject to FDIC restrictions on golden parachutes and indemnification, as well as subject to Internal Revenue Code Section 409A requirements and the deductibility limits of Internal Revenue Code Section 280G.

Conditions to Payments	•Mr. Stewart must sign a release of claims in favor of Horizon within 60 days following termination. The release must remain unrevoked during all revocation right periods.

If Mr. Stewart’s employment had been terminated by Horizon without cause, or by the executive with good reason as of December 31, 2024, he would have been entitled to a severance amount and other benefits under his employment agreement in the amount of $364,096.

If Mr. Stewart’s employment had been terminated by Horizon with cause, by the executive without good reason or due to the executive’s death or disability, Mr. Stewart, or his estate in the event of death, would have been entitled to base salary through the date of termination and to the payment of vested or accrued amounts under incentive compensation and employee benefits plans and life insurance proceeds. Mr. Stewart was not entitled to any benefits other than pursuant to life insurance policies as of December 31, 2024. Therefore, if Mr. Stewart’s employment had terminated on December 31, 2024, the only amounts payable would have been life proceeds in the amount of $500,000 to Mr. Stewart or to his estate. These amounts exclude stock options and other equity plan awards that vest upon a change in control (and, in the case of stock options and time-based restricted stock, upon retirement, disability or death), which are discussed below in “Other Benefits Upon Termination or Change in Control.”

Amended Employment Agreement with Mark E. Secor

In connection with his transition, on November 6, 2023, Horizon and Horizon Bank entered into an Employment Agreement with Mr. Secor, which was amended on May 10, 2024 (the “Secor Employment Agreement”). The Secor Employment Agreement expired in accordance with its terms on May 20, 2024. Mr. Secor continues to serve as Executive Vice President and Chief Administration Officer of Horizon and Horizon Bank and is no longer a party to an employment agreement with Horizon or Horizon Bank.

The table below includes a brief description of the material provisions of the Secor Employment Agreement relevant to his compensation for 2024. The Secor Employment Agreement did not provide for any payments to Mr. Secor upon a change in control, because any payments or benefits payable to him upon a change in control are addressed in a Change in Control Agreements for Mr. Secor, as more fully described below in “Change in Control Agreements.”

Key Terms and Conditions	Description
Term	•Term began on November 6, 2023 and expired on May 20, 2024.
Salary & Benefits
•Entitled to an annual base salary of $347,110 through the end of the term.
•Entitled to participate in all incentive compensation programs generally available to executive officers of Horizon.
•Entitled to participate in Horizon’s benefit plans and programs that are generally available to executive officers during the term, including health, dental and vision insurance; life and disability insurance; sick leave; holidays; and 401(k) plan participation

Bonus Payments	•Mr. Secor received a cash bonus for 2024 of $53,255. Mr. Secor received a retention bonus of $173,555.

Mr. Secor was not entitled to any benefits other than pursuant to life insurance policies as of December 31, 2024. Therefore, if Mr. Secor’s employment had terminated on December 31, 2024, the only amounts payable would have been life proceeds in the amount of $500,000 to Mr. Secor or to his estate. These amounts exclude stock options and other equity plan awards that vest upon a change in control (and, in the case of stock options and time-based restricted stock, upon retirement, disability or death), which are discussed below in “Other Benefits Upon Termination or Change in Control.”

Change in Control Agreements

Horizon Bank entered into new or amended Change in Control Agreements with Mr. Stewart effective on May 20, 2024, Ms. DeRuiter effective on January 1, 2020, Mr. Etzler effective on January 1, 2020, and Ms. Kerber effective on October 1, 2020. In connection with his appointment as Chief Executive Officer, on May 18, 2023, Horizon Bank also entered into an Amended and Restated Change in Control Agreement with Mr. Prame, effective as of June 1, 2023. In addition, in connection with his appointment as Executive Vice President and Chief Administration Officer, effective as of May 20, 2024, Horizon Bank entered into an Amended and Restated Change in Control Agreement with Mr. Secor (collectively, the “Change in Control Agreements”).

On December 1, 2022, Horizon Bank entered into an Amendment to Change in Control Agreement with Ms. DeRuiter (the “DeRuiter Amendment”). The DeRuiter Amendment amended Ms. DeRuiter’s existing Change in Control Agreement to modify the following two severance benefits that she is entitled to receive if she experiences a qualifying termination during the 6 months before or during the year after a change in control (provided all other conditions are met): (i) an amount equal to the average of her total cash bonuses in the 2 years preceding termination multiplied by 2 (which has been increased from a multiple of 1) and (ii) continued participation in group health and life insurance benefits for a period of 24 months (which has been increased from 12 months). All other material terms and conditions of Ms. DeRuiter’s existing Change in Control Agreement as in effect immediately prior to the DeRuiter Amendment remain in effect without change.

On December 1, 2022, Horizon Bank entered into an Amendment to Change in Control Agreement with Ms. Kerber (the “Kerber Amendment”). The Kerber Amendment amended Ms. Kerber’s existing Change in Control Agreement to (i) modify the base salary multiple, if she experiences a qualifying termination during the 6 months before or during the year after a change in control (provided all other conditions are met), to a lump sum amount equal to two times her then-current base salary (which has been increased from a multiple of 1) and (ii) provide that Ms. Kerber must be and remain in compliance with restrictive covenants relating to non–solicitation of certain of the Bank’s customers and employees for a duration of 2 years (which has been increased from 1 year). All other material terms and conditions of Ms. Kerber’s existing Change in Control Agreement as in effect immediately prior to the Kerber Amendment remain in effect without change.

On December 1, 2022, Horizon Bank entered into an Amendment to Change in Control Agreement with Mr. Etzler (the “Etzler Amendment”). The Etzler Amendment amended Mr. Etzler’s existing Change in Control Agreement to (i) modify the base salary multiple, if he experiences a qualifying termination during the 6 months before or during the year after a change in control (provided all other conditions are met), to a lump sum amount equal to two times his then-current base salary (which has been increased from a multiple of 1) and (ii) provide that Mr. Etzler must be and remain in compliance with restrictive covenants relating to non–solicitation of certain of the Bank’s customers and employees for a duration of 2 years (which has been increased from 1 year). All other material terms and conditions of Mr. Etzler’s existing Change in Control Agreement as in effect immediately prior to the Etzler Amendment remain in effect without change.

As referenced above, on May 18, 2023, Horizon Bank entered into an Amended and Restated Change in Control Agreement with Mr. Prame, to be effective as of June 1, 2023. Mr. Prame’s amended Change in Control Agreement modified the following three severance benefits that he is entitled to receive if he experiences a qualifying termination during the 6 months before or during the year after a change in control (provided all other conditions are met): (i) an amount equal to 2.99 times the then-current annual base salary (which has been increased from a multiple of 2), (ii) an amount equal to the average of his total cash bonuses in the 2 years preceding termination multiplied by 2.99 (which has been increased from a multiple of 2); provided, however, that (A) during 2023, the bonus calculation shall be 2.99 times $275,000 and (B) during 2024, the bonus calculation shall be 2.99 times the average of $275,000 plus his 2024 target bonus, and (iii) continued participation in group health and life insurance benefits for a period of 35 months (which has been increased from 24 months). All other material terms and conditions of Mr. Prame’s previous Change in Control Agreement as in effect immediately prior to the amended agreement remain in effect without change.

As referenced above, on May 10, 2024, Horizon Bank entered into a Change in Control Agreement with Mr. Stewart, to be effective as of May 20, 2024. Mr. Stewart’s Change in Control Agreement is substantially the same as the other Change in Control Agreements with the other named executive officers.

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The table below includes a brief description of the key operative provisions of the Change in Control Agreements relating to potential payments upon termination of employment. The table below also notes circumstances in which the rights and benefits of each of the respective named executive officers who have entered into Change in Control Agreements with Horizon Bank may differ.

Key Terms and Conditions	Description	Application to Executives
Term	•Begins January 1, 2020. •Terminates immediately upon executive’s termination for any reason before a change in control. •Upon a change in control, the term is fixed at 1 year.	•Same for all, except Stewart term begins May 20, 2024, Kerber term begins October 1, 2020, and Prame term begins June 1, 2023.
Effect of a Change in Control
•If a change in control occurs, and if executive experiences a “Qualifying Termination” during the 6 months before or the year after a change in control, then executive is entitled to certain severance benefits (provided all other conditions are met).
•Same general right for all (see Severance Benefits below for specific severance benefit differences).
Two Types of “Qualifying Termination”
•Bank terminates executive for any reason except for “cause”; Cause generally means breach and wrongdoing by executive, in which case executive does not receive severance benefits.
•Executive resigns for “good reason”; Good reason generally means that the executive’s quality of work life and/or compensation has been impaired by required relocations or reductions in position, responsibility, benefits, or salary.
•Same for all.
Additional Conditions to Receipt of the Severance Benefits
•Executive must sign and deliver a release.
•Executive must be and remain in compliance with restrictive covenants relating to non-disclosure of confidential information, return of property, non-solicitation of certain of Bank’s customers and employees, and non-competition with Bank in certain areas
•Same general condition for all (variations exist among executives with respect to duration of restrictive covenants based on executive’s position and responsibilities).

Double Trigger Change in Control Severance Benefits (Change in control is first trigger; Qualifying Termination is second trigger)
•Normal payroll. Base salary earned through the date of termination.

•Base salary multiple. A lump sum amount equal to the executive’s then-current base salary multiplied by the executive’s individual multiple.

•Cash bonus multiple. An amount equal to the average of executive’s total cash bonuses in the 2 years preceding termination multiplied by the executive’s individual multiple.

•Continued participation in group health and life insurance benefits. Subject to certain conditions, continued coverage for the executive’s individual benefit continuation term.

•Vested incentive and benefit plan compensation. All amounts vested or accrued prior to termination under incentive compensation plans in accordance with their terms.

•Partial year bonus. An amount equal to the partial year bonus executive would have earned under an existing bonus plan in the year of a change in control, based on then-current financial results

•Same for all

•Multiples
▪Prame 2.99
▪Stewart 2.00
▪Secor 2.00
▪DeRuiter 2.00
▪Kerber 2.00
▪Etzler 2.00

•Multiples
▪Prame 2.99
▪Stewart 2.00
▪Secor 1.00
▪DeRuiter 2.00
▪Kerber 2.00
▪Etzler 2.00

•Benefit continuation term
▪Prame 35 months
▪Stewart 12 months
▪Secor 12 months
▪DeRuiter 24 months
▪Kerber 24 months
▪Etzler 24 months

•Same for all

•Same for all

Successors and Assigns	•Bank will require any successor to assume the Change in Control Agreement.	•Same for all

If Horizon had terminated the named executive officer’s employment without Cause or if the named executive officer had terminated his or her employment without Good Reason immediately after a change in control, then as of December 31, 2024, the named executive officers would have been paid the amounts set forth in the table below (applied as if the Change in Control Agreements were then in effect). These amounts exclude stock options and other equity plan awards that vest upon a change in control (and, in the case of stock options and time-based restricted stock, upon retirement, disability or death), which are discussed below in “Other Benefits Upon Termination or Change in Control.”

Named Executive Officer	Salary, Bonus and Other Severance Benefits	Life Insurance
Thomas M. Prame	$ 2,696,373	$500,000
John R. Stewart	1,064,149	500,000
Mark E. Secor	665,770	500,000
Kathie A. DeRuiter	860,127	500,000
Lynn M. Kerber	991,394	500,000
Todd A. Etzler	743,454	500,000

If any of the named executive officers qualifies as a “key employee” under Internal Revenue Code Section 409A at the time of their separation from service, Horizon may not make certain payments of nonqualified deferred compensation to them earlier than six months following the date of their separation from service (or, if earlier, the date of their death). Each of the named executive officers currently is considered to be a “key employee.”

Other Benefits Upon Termination or Change in Control

A primary reason behind Horizon’s proposed 2021 Omnibus Equity Incentive Plan is to alter the effect of a change in control on future equity incentive awards, in order to adopt double trigger vesting and/or acceleration of awards as the applicable circumstances occur.

In the event of a Change in Control of Horizon (as defined in the 2021 Omnibus Plan), the surviving or successor company may continue to employ participants and may continue or assume the participant’s awards under the 2021 Omnibus Plan in their original or modified form or may replace some or all of such awards with substitute awards. In any such case, the change in control itself will not accelerate the vesting of any awards. However, if within two years after the change in control, the participant experiences an involuntary termination other than for cause, then (i) outstanding stock options and SARs that are not yet fully exercisable shall immediately become exercisable and remain exercisable in accordance with their terms, and (ii) all other unvested awards, whether service or performance-based, shall immediately become fully vested and non-forfeitable, with performance goals deemed to have been satisfied at the target levels.

The definition of “Change in Control” in the 2021 Omnibus Plan is materially the same as the definition in the 2013 Omnibus Plan and includes:

i.Merger or Consolidation. Any merger, consolidation or similar transaction which involves Horizon or the Bank and in which persons who are the stockholders of Horizon or the Bank immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50% of the voting rights of all stockholders of such entity, determined on a fully-diluted basis;

ii.Asset Sale or Lease. Any sale, lease, exchange, transfer or other disposition of all or substantially all of the consolidated assets of Horizon or the Bank;

iii.Stock Sale and Tender Offers. Any tender, exchange, sale or other disposition (other than disposition of the stock of Horizon or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by a Horizon or Bank-sponsored employee benefit plan, or purchases by members of the Board of Directors of Horizon or the Bank) of shares of stock which represent more than 25% of the voting power of Horizon or the Bank; or

iv.Reconstitution of Board. During any period of two consecutive years, individuals who at the date of the adoption of the 2021 Omnibus Plan constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred (i) as a result of the issuance of stock by Horizon in a public offering; or (ii) due to stock ownership by any employee benefit plan sponsored by Horizon.

Existing awards remain subject to the provisions of the two plans currently in effect, as described in this section.

In the event of a Change in Control of Horizon, the recipient of stock options, shares of restricted stock, and performance share awards granted to executive officers under the 2003 Omnibus Plan or the 2013 Omnibus Plan (collectively, “Omnibus Plans”) that are then outstanding and that either are not then exercisable or are subject to any restrictions will become immediately exercisable, and all restrictions will be removed, as of the first date that the change in control has been deemed to have occurred. Any performance criteria will be deemed to have been satisfied at the target level specified in the award. In addition, stock options and any time-based restricted stock granted to executive officers will be vested and fully exercisable as of the date of death, disability, or retirement of the executive officer.

Under the Omnibus Plans, if a change in control had occurred as of December 31, 2024, the stock options, restricted stock, and performance share awards granted to executive officers that were not previously vested would have become fully vested as of that date. The Omnibus Plans are discussed in more detail above in the Compensation Discussion and Analysis.

The outstanding stock options and performance share awards for the executive officers are discussed in more detail in the discussion of Outstanding Equity Awards at Fiscal Year-End for 2024.

COMPENSATION OF DIRECTORS

The following table presents information about our compensation of members of the Board of Directors. Information on the compensation received by Mr. Prame, who is a named executive officer, is included in the Summary Compensation Table above. Mr. Prame does not receive any additional compensation for service on the Board of Directors.

Director Compensation for 2024

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Kevin W. Ahern (1)	$45,009	$39,991	$85,000
Eric P. Blackhurst	52,509	39,991	92,500
Lawrence E. Burnell	52,509	39,991	92,500
Craig M. Dwight	60,009	39,991	100,000
James B. Dworkin	52,509	39,991	92,500
Julie S. Freigang	52,509	39,991	92,500
Brian W. Maass (2)	45,009	39,991	85,000
Michele M. Magnuson	60,009	39,991	100,000
Peter L. Pairitz (3)	38,542	—	38,542
Steven W. Reed	55,009	39,991	95,000
Vanessa Williams	49,384	39,991	89,375

(1)	Mr. Ahearn joined the Board in January 2024.
(2)	Mr. Maass joined the Board in January 2024.
(3)	Mr. Pairitz retired from the Board, effective as of May 2, 2024.

Horizon paid each of its non-employee directors a cash retainer of $45,000 and a retainer in common shares equal in value to $40,000 for their services in 2024. Active employees of Horizon or Horizon Bank receive no separate compensation for their services as directors, including Mr. Prame who serves on the Board of Directors of Horizon Bank. The Chair of the Compensation Committee receives an additional $7,500, the Chair of the Corporate Governance and Nominating Committee receives an additional $7,500, the Chair of the Enterprise Risk Management and Credit Policy Committee receives an additional $7,500, the Chair of the Cyber committee receive an additional $7,500, The Chair of the Wealth Committee receives an additional $7,500, the Chair of the Audit Committee receives an additional $10,000 and the Lead Director receives an additional fee of $15,000.

Directors do not receive additional compensation for attending meetings of committees of the Board or for special assignments or meetings.

In April 2012, the Board adopted Ownership Guidelines that require each independent director to maintain ownership of common shares having a value equal to at least three times their annual retainer. The Ownership Guidelines are discussed above in the “Stock Ownership Guidelines” section under “Corporate Governance.” All of the members of the Horizon Board of Directors also serve as directors of Horizon Bank, which is an Indiana state bank. All of the directors satisfy the Ownership Guidelines.

Horizon sponsors a Directors’ Deferred Compensation Plan, which allows non-employee directors of Horizon and Horizon Bank to elect to defer the receipt of fees for their services. Earnings on fees deferred under the plan are based on the five-year Treasury rate plus 200 basis points but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. The deferred fees may be invested in Horizon common shares. Distributions of deferred fees are made to participants or their beneficiaries in a lump sum or annual installments, or in Horizon common shares, upon death or disability of the participants or as designated by participants. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.

REPORT OF THE AUDIT COMMITTEE

This report is being provided to inform shareholders of the Audit Committee’s oversight with respect to Horizon’s financial reporting.

Review with Management and Independent Auditors

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2024. In addition, the Audit Committee has discussed with Forvis Mazars, LLP all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement of Auditing Standards No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from Forvis Mazars, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Forvis Mazars, LLP’s communications with the Audit Committee concerning independence, and has discussed with Forvis Mazars, LLP their independence.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024, to be filed with the Securities and Exchange Commission.

Steven W. Reed, Chair
James B. Dworkin
Lawrence E. Burnell
Julie S. Freigang
Brian W. Maass

COMMON SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table sets forth the number and percent of common shares beneficially owned by the directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of February 28, 2025. On that date, 44,012,566 Horizon common shares were issued and outstanding. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Horizon Bancorp, Inc., 515 Franklin Street, Michigan City, Indiana 46360.

Name	Shares Beneficially Owned(1)		Percentage
Directors:

Kevin W. Ahern	10,000	(2)	*
Eric P. Blackhurst	21,812	(3)	*
Lawrence E. Burnell	38,335	(4)	*
Craig M. Dwight	556,823	(5)	1.27%
James B. Dworkin	55,699	(6)	*
Julie S. Freigang	12,066	(7)	*
Brian W. Maass	4,121	(8)	*
Michele M. Magnuson	42,439	(9)	*
Steven W. Reed	29,069	(10)	*
Vanessa P. Williams	7,214	(11)	*

Named Executive Officers:

Kathie A. DeRuiter	88,451	(12)	*
Todd A. Etzler	25,488	(13)	*
Lynn M. Kerber	27,173	(14)	*
Thomas M. Prame	31,562	(15)	*
John R. Stewart	79,590	(16)	*
Mark E. Secor	70,397	(17)	*

All Directors and Executive Officers as a Group (16 Persons):	1,100,239	(18)	2.50%

*Beneficial ownership is less than one percent.

(1)
The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole voting or investment power. Stock options that vested on or before March 1, 2024, or that will become exercisable within 60 days after that date are included in the number of shares beneficially owned.

(2)	All of the shares are owned directly by Mr. Ahern.
(3)	All of the shares are owned directly by Mr. Blackhurst.
(4)	Consists of 9,484 shares owned directly by Mr. Burnell and 28,851 shares held by a trust for which Mr. Burnell is the grantor and serves as trustee.
(5)
Consists of 30,220 vested stock options, 91,977 shares owned directly by Mr. Dwight, 223,339 shares owned jointly by Mr. Dwight and his spouse, 53,464 shares held by the Thrift Plan, and 157,823 shares held in Mr. Dwight’s individual retirement account as to which Mr. Dwight has dispositive and voting power.

(6)	Consists of 3,473 shares owned directly by Mr. Dworkin and 53,226 shares owned jointly by Mr. Dworkin and his spouse.
(7)	Consists of 97 shares owned directly by Ms. Freigang and 11,969 shares owned jointly by Ms. Freigang and her spouse.
(8)	All of the shares are owned directly by Maass.
(9)	Consists of 42,439 shares held by a trust for which Ms. Magnuson is the grantor and serves as trustee.

(10)	All of the shares are owned directly by Mr. Reed.
(11)	All of the shares are owned directly by Ms. Williams.
(12)
Consists of 19,317 shares owned directly by Ms. DeRuiter, 27,477 shares held by the Thrift Plan, 8,077 vested stock options and 33,580 shares held in Ms. DeRuiter’s individual retirement account as to which Ms. DeRuiter has dispositive and voting power.

(13)
Consists of 18,576 shares owned directly by Mr. Etzler, 2,822 shares held by the Thrift Plan and 4,090 shares held in Mr. Etzler’s individual retirement account as to which Mr. Etzler has dispositive and voting power.

(14)	Consists of 25,805 shares owned directly by Ms. Kerber and 1,368 shares held by the Thrift Plan.
(15)
Consists of 24,512 shares owned directly by Mr. Prame, 6,750 shares owned jointly by Mr. Prame and his spouse and 300 shares held in Mr. Prame’s individual retirement account as to which Mr. Prame has dispositive and voting power.

(16)	All of the shares are owned directly by Stewart.
(17)
Consists of 30,576 shares owned directly by Mr. Secor, 20,421 shares held by the Thrift Plan, 9,842 vested stock options and 9,558 shares held in Mr. Secor’s individual retirement account as to which Mr. Secor has dispositive and voting power.

(18)
Includes 48,139 shares covered by stock options and 294,284 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members or held by trusts.

Security Ownership of Certain Beneficial Owners

The following table and accompanying footnotes set forth information concerning the beneficial ownership of Horizon’s common shares by each person or entity known by us to own beneficially more than 5% of our common shares as of February 28, 2025.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Shares
BlackRock, Inc.(1) 50 Hudson Yards New York, NY 10001	3,542,369	8.1%
Dimensional Fund Advisors LP(2) 6300 Bee Cave Road, Building One Austin, TX 78746	2,382,246	5.4%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	2,239,674	5.1%

(1)	Ownership based solely on the Schedule 13G filed on February 7, 2025.
(2)	Ownership based solely on the Schedule 13G filed on October 31, 2024.
(3)	Ownership based solely on the Schedule 13G/A filed on February 13, 2024.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

In accordance with our Corporate Governance and Nominating Committee Charter and NASDAQ requirements, during 2024 the Corporate Governance and Nominating Committee was responsible for reviewing and approving the terms and conditions of all related person transactions. Pursuant to the Corporate Governance and Nominating Committee Charter, the Corporate Governance and Nominating Committee will review any non-loan transaction in which Horizon is a party and the amount involved exceeds $120,000, and in which any of Horizon’s directors, nominees for director, executive officers or 5% or greater shareholders has a direct or indirect material interest. After its review, the Corporate Governance and Nominating Committee will only approve those transactions that are in, or are not inconsistent with, the best interests of Horizon and its shareholders.

Horizon’s Amended and Restated Articles of Incorporation provided the procedures for the Board to follow in approving or ratifying transactions with Horizon in which a director has a direct or indirect interest. The Articles provide that such transactions will be approved or ratified upon the affirmative vote of a majority of the directors on the Board or a Board committee who do not have a direct or indirect interest in the transaction or by a vote of the shareholders.

Horizon’s Code of Ethics for Executive Officers and Directors and the Advisor Code of Conduct for Horizon and Horizon Bank provide the policies and procedures for the review and approval or ratification of conflict-of-interest transactions. Any situations involving potential conflicts of interest involving an executive officer, director, or member of his or her family, if material, are to be reported and discussed with the Code of Ethics contact person. For executive officers, the contact person is the Chief Executive Officer, or if the executive officer believes it more appropriate, the Chair of the Corporate Governance and Nominating Committee or the Lead Director. For the Chief Executive Officer and Directors, the contact person is the Chair of the Corporate Governance and Nominating Committee or the Lead Director.

Directors and executive officers of Horizon and their associates were customers of, and had transactions with, Horizon Bank in the ordinary course of business during 2024. Horizon expects that comparable transactions will occur in the future. These transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated third parties. In the opinion of Horizon’s management, these transactions did not involve more than normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

PROPOSAL 2

Advisory Vote to Approve Executive Compensation

Background of the Proposal

This proposal provides Horizon’s shareholders with the opportunity to cast an advisory vote to approve Horizon’s executive compensation. As in recent years, we are providing you with an opportunity to vote, in an advisory capacity, on Horizon’s executive compensation. This proposal is included in compliance with Section 14A of the Securities Exchange Act of 1934.

Executive Compensation

Horizon believes that its compensation is focused on principles that are strongly aligned with the long-term interests of its shareholders. We believe that both Horizon and our shareholders benefit from our compensation policies and practices. The proposal described below, commonly known as a “say-on-pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program for named executive officers described in this Proxy Statement. At the Annual Meeting held in 2024, shareholders approved the compensation of Horizon’s named executive officers, with 96.5% of the shares actually voted on the proposal (excluding abstentions) being voted in favor of the compensation arrangements.

As described above in the Compensation Discussion and Analysis section of this Proxy Statement, a main objective of our executive compensation program is to align a significant portion of each executive officer’s total compensation with Horizon’s annual and long-term performance and with the interests of our shareholders. A second, related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance Horizon’s long-term success and shareholder value. The Board of Directors believes that Horizon’s compensation policies and procedures achieve these objectives.

During 2024, Horizon’s Compensation Committee met with Horizon’s Risk Manager to review Horizon’s executive officer incentive compensation program for any features that may incentivize undue risk taking. The participants in this meeting concluded that Horizon’s incentive compensation plans have several features that help mitigate the possibility that executive officers will take undue risks. These features include the following:

•The Compensation Committee may unilaterally amend, modify, or cancel the plans at any time at their sole discretion.

•Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

•Executive officers will only be paid bonuses if they are in good standing with Horizon and not under a performance warning, suspension, or individual regulatory sanction.

•The Committee or its designee is to review and approve all executive officer bonuses prior to payment.

•Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.

•Incentive compensation may be “clawed back” pursuant to a Horizon Bank policy as discussed above under the heading “Clawbacks: Recovery of Incentive Compensation under the Dodd-Frank Act.”
•Revenue

•Return on Average Assets

•Relative TSR (the Company’s TSR as compared to a peer group established by the Compensation Committee)

•Incentive and nonqualified stock options

•Stock appreciation rights

•Restricted stock

•Restricted stock units

In addition, we believe our compensation levels for our executive officers are within acceptable ranges based on our performance relative to our peer group.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement for a detailed discussion of Horizon’s executive compensation program.

This Proposal 2 gives our shareholders the opportunity to endorse or not endorse Horizon’s overall executive compensation program and policies as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures, and the other compensation information provided in this Proxy Statement. The vote is advisory, which means that the vote is not binding on Horizon, our Board of Directors, or the Compensation Committee of the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinion of our shareholders and will consider the outcome of this vote when considering executive compensation arrangements.

At the 2024 Annual Meeting, Horizon provided shareholders with the opportunity to vote on the frequency of future say-on-pay advisory votes. The Board of Directors recommended that the advisory say-on-pay vote be held on an annual basis, and 92% of the shares that were voted on the matter (excluding abstentions) were cast in favor of an annual vote. Accordingly, the Board of Directors has included an advisory say-on-pay vote at each Annual Meeting held thereafter and has directed that this advisory say-on-pay vote be included for the 2025 Annual Meeting.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Horizon Bancorp, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Horizon Bancorp, Inc.’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure.”

Approval of this Proposal 2 requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of our named executive officers as disclosed in this Proxy Statement. (Item 2 on the Proxy Card)

PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accounting Firm

Forvis Mazars, LLP (formerly BKD, LLP) served as Horizon’s independent registered public accounting firm for 2022, 2023, and 2024. Upon the recommendation of the Audit Committee, the Board of Directors has selected Forvis Mazars, LLP as Horizon’s independent registered public accounting firm for 2025. Forvis Mazars, LLP has served in this capacity since 1998. Shareholder ratification of the appointment of the independent registered public accounting firm is not required by law, but the Audit Committee has proposed and recommended the submission of the appointment of Forvis Mazars, LLP to the shareholders to give the shareholders input into the designation of the auditors.

Ratification of the appointment of Horizon’s independent registered public accounting firm requires that more shares be voted in favor of the proposal than against the proposal. If the shareholders do not ratify the selection of Forvis Mazars, LLP, the Audit Committee may reconsider its selection of Forvis Mazars, LLP as Horizon’s independent registered public accounting firm. Even if this proposal to ratify the appointment of Forvis Mazars, LLP is approved, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Horizon or its shareholders.

Representatives of Forvis Mazars, LLP are expected to be available during the virtual Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Forvis Mazars, LLP as Horizon’s independent registered public accounting firm for
2025.

(Item 3 on the Proxy Card)

AUDITOR FEES AND SERVICES

Forvis Mazars, LLP served as Horizon’s independent registered public accounting firm for 2022, 2023, and 2024. The services performed by Forvis Mazars, LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards of, and expressing an opinion on, Horizon’s consolidated financial statements. The Board of Directors has selected Forvis Mazars, LLP as the independent registered public accounting firm for 2025 and is seeking shareholder ratification at the Annual Meeting.

Audit Fees

Forvis Mazars, LLP’s fees for professional services rendered in connection with the audit and review of Forms 10-Q and all other SEC regulatory filings were $897,965 for 2023 and $1,016,305 for 2024.

Audit–Related Fees

Forvis Mazars, LLP’s audit-related fees were $5,775 for 2023 and $0 for 2024. In 2024 and 2023, these fees related to audit of the employee benefit plans.

Tax Fees

Forvis Mazars, LLP’s fees for tax services were $78,952 for 2023 and $110,287 for 2024.

All Other Fees

Forvis Mazars, LLP’s other fees were $0 for 2023 and $0 for 2024.

Board of Directors Pre–Approval

Horizon’s Audit Committee formally adopted resolutions pre-approving the engagement of Forvis Mazars LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2025. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, because it anticipates that, in the future, the engagement of Forvis Mazars LLP will be pre-approved by the Audit Committee. All audit-related fees and fees for tax services for 2023 and 2024 were pre-approved by the Audit Committee. Horizon’s independent registered public accounting firm performed all work described above with its full-time, permanent employees.

DELINQUENT SECTION 16(A) REPORTS

Executive officers and directors of Horizon and owners of more than 10% of the common shares are required to file reports of their ownership and changes in their ownership of common shares with the SEC. Based solely upon a review of the electronic filings made with the SEC through the date of this Proxy Statement or written representations that no reports were required, Horizon believes that its executive officers, directors and 10% shareholders complied with the 2024 filing requirements, except the following: Mr. Stewart filed a late Form 4, 13 days late on June 5, 2024 (one transaction).

SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

Any shareholder who wishes to have a proposal considered for inclusion in Horizon’s Proxy Statement for the 2026 Annual Meeting of Shareholders under Rule 14a-8 of the Securities Exchange Act of 1934 must submit the proposal in writing so that Horizon receives it by November 18, 2025, which date is not less than 120 calendar days before the anniversary date of the release of this Proxy Statement relating to Horizon’s 2025 Annual Meeting. Proposals should be addressed to Horizon’s Secretary, 515 Franklin Street, Michigan City, Indiana 46360. If notice of any other shareholder proposal intended to be presented at the 2026 Annual Meeting is not received by Horizon on or before November 18, 2025, the proxy solicited by the Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in Horizon’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

Horizon’s Amended and Restated Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the Annual Meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the anniversary of the date that Horizon’s proxy statement was released to shareholders in connection with the previous year’s Annual Meeting. This Proxy Statement is anticipated to be filed with the SEC on March 17, 2025, with Notice of Internet Availability filed and mailed to shareholders on March 18, 2025, which means that the nomination or proposal cut-off date for the 2026 Annual Meeting is November 18, 2025. Shareholder nominations must include the detailed information about the nominee required by the Amended and Restated Bylaws and also must comply with the other requirements set forth in the Amended and Restated Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Amended and Restated Bylaws. Copies of the Amended and Restated Bylaws are available to shareholders from Horizon’s Secretary free of charge upon request or from the SEC’s website at www.sec.gov.

OTHER MATTERS

Management knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. The enclosed proxy confers discretionary authority on the proxies to vote on any other business that may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in their discretion on any such matter.

To the extent information in this Proxy Statement rests peculiarly within the knowledge of persons other than Horizon, Horizon has relied upon information furnished by others for the accuracy and completeness of the information.

We urge you to complete, date, and sign the proxy and return it promptly in the enclosed envelope.

Todd A. Etzler
Secretary
Michigan City, Indiana
March 17, 2025

Availability of Form 10–K

A copy of Horizon’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) is available to shareholders without charge, upon written request to Todd A. Etzler, Investor Relations, at 515 Franklin Street, Michigan City, Indiana 46360. The Form 10-K and the other proxy materials also are available on the Internet at www.investorvote.com/hbnc) for street holders at www.edocumentview.com/hbnc) and online in the SEC’s EDGAR database at www.sec.gov.

Horizon Bancorp, Inc.

VOTE

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You may vote online or by phone instead of mailing this card.

Online
Go to www.investorvote.com/HBNC or scan the QR code — login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR proposals 2 and 3.

1. Election of Directors
   Nominees:

	For	Withhold
01 - Kevin W. Ahern	☐	☐
02 - Eric P. Blackhurst	☐	☐
03 - Brian W. Maass	☐	☐

+

	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of appointment of Forvis Mazars, LLP as independent auditors.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

3 2 D V

+

043P2C

The 2025 Annual Meeting of Shareholders of Horizon Bancorp, Inc. will be held on Thursday, May 1, 2025 at 10:00 a.m. CDT, virtually via the internet at meetnow.global/MHU74DS.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HNBC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Revocable Proxy — Horizon Bancorp, Inc.

Proxy Solicited by Board of Directors for Annual Meeting

Todd Etzler, Mark Secor, and Thomas Prame, or any of them, each with the power of substitution, are hereby appointed as Proxies and authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Horizon Bancorp, Inc. to be held on Thursday, May 1, 2025, at 10:00 a.m. Central Daylight Time or at any postponement or adjournment thereof.

Your vote is very important!

Shares represented by a properly executed proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees and FOR proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

ANNUAL MEETING MATERIALS ARE AVAILABLE ON-LINE AT: http://www.investorvote.com/HBNC

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐